UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-12.

ALLEGHANY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ALLEGHANY CORPORATION
7 Times Square Tower
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 27, 2007 at 10:00 a.m., Local Time

Harvard Club of New York City
35 West 44th Street
New York, New York
      Alleghany Corporation hereby gives notice that its 2007 Annual Meeting of Stockholders will be held at the Harvard Club of New York City, 35 West 44th Street, New York, New York on Friday, April 27, 2007 at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors for terms expiring in 2010.

2.	To consider and take action upon a proposal to approve Alleghany’s 2007 Long-Term Incentive Plan.

3.	To consider and take action upon a proposal to ratify the selection of KPMG LLP as Alleghany’s independent registered public accounting firm for the year 2007.

4.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.
      Holders of Alleghany common stock at the close of business on March 1, 2007 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2007 Annual Meeting and any adjournments of this meeting.
      You are cordially invited to be present. If you do not expect to attend in person, we ask that you sign and return the enclosed form of proxy in the envelope provided. You may revoke your proxies at any time prior to their being voted by written notice to the Secretary of Alleghany or by voting in person at the 2007 Annual Meeting.

By order of the Board of Directors

ROBERT M. HART
Senior Vice President, General Counsel and Secretary
March 14, 2007

ALLEGHANY CORPORATION
7 Times Square Tower
New York, New York 10036
PROXY STATEMENT

Annual Meeting of Stockholders to be held April 27, 2007

      Alleghany Corporation, referred to in this proxy statement as “Alleghany,” “we,” or “our,” is providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Alleghany, or the “Board,” from holders of Alleghany’s outstanding shares of common stock entitled to vote at our 2007 Annual Meeting of Stockholders, or the “2007 Annual Meeting,” and at any and all adjournments or postponements, for the purposes referred to below and in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 14, 2007.
      Alleghany’s Board has fixed the close of business on March 1, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2007 Annual Meeting. Stockholders are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2007 Annual Meeting.
      On March 1, 2007, 7,978,025 shares of Alleghany’s common stock were outstanding and entitled to vote. The number of shares of Alleghany common stock as of March 1, 2007, and the share ownership information provided elsewhere in these proxy materials, does not include shares Alleghany will issue in connection with a common stock dividend, consisting of one share of Alleghany common stock for every 50 shares of outstanding Alleghany common stock. Alleghany will pay this common stock dividend on April 27, 2007 to stockholders of record at the close of business on April 2, 2007. References to “common stock” in this proxy statement refer to the common stock, par value $1.00 per share, of Alleghany unless the context otherwise requires.

PRINCIPAL STOCKHOLDERS
      We believe that, as of March 1, 2007, approximately 33.7 percent (but see Note (4) below) of our outstanding common stock was beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts. The following table sets forth, as of March 1, 2007, the beneficial ownership of common stock of persons we believe were the beneficial owners of more than five percent of our outstanding common stock.

	Amount and Nature of Beneficial Ownership

	Sole Voting	Shared Voting Power
Name and Address	Power and/or Sole	and/or Shared			Percent
of Beneficial Owner	Investment Power	Investment Power	Total		of Class

F.M. Kirby	325,018	708,735	1,033,753	(1)	12.9
17 DeHart Street P.O. Box 151 Morristown, NJ 07963
Allan P. Kirby, Jr.	542,524	—	542,524	(2)	6.8
14 E. Main Street P.O. Box 90 Mendham, NJ 07945
Grace Kirby Culbertson	164,927	237,217	402,144	(3)	5.0
Blue Mill Road Morristown, NJ 07960
Estate of Ann Kirby Kirby	317,881	392,786	710,667	(4)	8.9
c/o Carter, Ledyard & Milburn LLP 2 Wall Street New York, NY 10005
Franklin Mutual Advisers, LLC	781,492	—	781,492	(5)	9.8
51 John F. Kennedy Parkway Short Hills, NJ 07078
Royce & Associates, LLC	463,628	—	463,628	(6)	5.8
1414 Avenue of the Americas New York, NY 10019

(1)	Includes 110,344 shares of common stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 506,423 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 202,312 shares held by trusts for the benefit of his children and his children’s descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the common stock held for the benefit of his children and for the benefit of his children and his children’s descendants. Mr. Kirby held 214,674 shares directly.

(2)	Includes 305,655 shares of common stock held by a trust of which Allan P. Kirby, Jr. is co-trustee (with the final right to vote) and beneficiary; and 12,153 shares issuable under stock options granted pursuant to the 2005 Directors’ Stock Plan, or the “2005 Directors’ Plan,” the Amended and Restated Directors’ Stock Option Plan, or the “1993 Amended Directors’ Plan” and the 2000 Directors’ Stock Option Plan, or the “2000 Directors’ Plan.” Mr. Kirby held 224,716 shares directly, which include 505 shares of restricted common stock granted pursuant to the 2005 Directors’ Plan, as adjusted for stock dividends.

(3)	Includes 46,617 shares of common stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 190,600 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 164,927 shares directly.

(4)	Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to Alleghany, and had declined to supply information with respect to her ownership of common stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of common stock by her estate or its beneficiaries; therefore, Alleghany does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its common stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission, or the “SEC,” reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of Alleghany, or “Old Alleghany.” Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of common stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 and 1999 through 2006 by Old Alleghany or Alleghany; if Mrs. Kirby, her estate and her beneficiaries had continued to hold in the aggregate 710,667 shares together with all stock dividends received in consequence through the date hereof, the beneficial ownership reported herein would have increased by 366,454 shares.

(5)	According to an amendment dated January 31, 2007 to a Schedule 13G statement filed by Franklin Mutual Advisers, LLC, or “Franklin,” Franklin had sole voting power and sole dispositive power over 781,492 shares of common stock. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of Franklin Resources, Inc., or “FRI,” and that, under Franklin’s advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Charles B. Johnson and Rupert H. Johnson, Jr. were the principal shareholders of FRI, but beneficial ownership of the shares reported therein is not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest in or beneficial ownership of such shares.

(6)	According to an amendment dated January 17, 2007 to a Schedule 13G statement filed by Royce & Associates, LLC, an investment advisor, Royce & Associates, LLC has sole voting power and sole dispositive power over 463,628 shares of common stock.

ALLEGHANY CORPORATE GOVERNANCE
Board of Directors
      Pursuant to Alleghany’s Restated Certificate of Incorporation and By-laws, Alleghany’s Board is divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Alleghany’s Board currently consists of ten directors. Currently, there are four standing committees of the Board, consisting of an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Additional information regarding these committees is set out below.
      The Board held ten meetings in 2006. Each director attended more than 75 percent of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served that were held in 2006. There are two regularly scheduled executive sessions for non-management directors of Alleghany and one regularly scheduled executive session for independent directors each year. The independent directors annually designate an independent director to preside at these executive sessions. Alleghany does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Three directors attended the 2006 Annual Meeting of Stockholders.
      Effective December 31, 2006, F.M. Kirby retired from his positions as a director and Chairman of the Board. Mr. John J. Burns, Jr. was elected as Chairman of the Board effective January 1, 2007. After his retirement as a director and Chairman of the Board, pursuant to action taken by the Board of Directors, Mr. F.M. Kirby is continuing as a non-executive employee consultant from January 1, 2007 through April 30, 2007 as described in more detail on page 24.
Director Independence
      Pursuant to the New York Stock Exchange’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that Messrs. Adams, Carmichael, Lavin, Johnson, Will and Wong have no material relationship with Alleghany other than in their capacities as members of the Board and committees thereof, and thus are independent directors of Alleghany. This determination was based upon the fact that none of such directors has any relationship with Alleghany other than as a director and member of committees of the Board. As a result, six of Alleghany’s current ten directors are independent. Since the three director nominees are incumbents, Alleghany will continue to have six independent directors out of ten total directors if the nominees are elected.
      Roger Noall, who served as an Alleghany director since 1996, retired from the Board in April 2006 in accordance with Alleghany’s retirement policy which is described on page 8. During his service as a director in 2006, Alleghany determined that Mr. Noall was independent as he had no material relationship with Alleghany other than in his capacity as a member of the Board and committees of the Board.
Committees of the Board of Directors
Audit Committee
      The current members of the Audit Committee are Messrs. Lavin, Adams, Carmichael and Wong. The Board has determined that each of these members has the qualifications set forth in the New York Stock Exchange’s listing standards regarding financial literacy and accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Board has also determined that each of the members of the Audit Committee is independent as defined in the New York Stock Exchange’s listing standards. The Audit Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to the Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is also directly responsible for the evaluation of such firm’s qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board with respect to the following matters:

•	the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under management’s discussion and analysis of financial condition and results of operation and critical accounting policies, to be included in Alleghany’s Annual Report on Form 10-K to the SEC and whether to recommend this inclusion,

•	the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including management’s discussion and analysis thereof, to be included in Alleghany’s Quarterly Reports on Form 10-Q to the SEC,

•	Alleghany’s policies with respect to risk assessment and risk management,

•	the adequacy and effectiveness of Alleghany’s internal controls, disclosure controls and procedures and internal auditors, and

•	the quality and acceptability of Alleghany’s accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.
      The Audit Committee held seven meetings in 2006.
Compensation Committee
      Alleghany’s executive compensation program is administered by the Compensation Committee. The current members of the Compensation Committee are Messrs. Carmichael, Lavin and Will, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Compensation Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Under its Charter, the Compensation Committee is, among other things, charged with:

•	reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer,

•	evaluating the chief executive officer’s performance in light of such goals and objectives, and

•	determining the chief executive officer’s compensation based on such evaluation.
      The Compensation Committee also is responsible for reviewing the annual recommendations of the chief executive officer concerning:

•	the compensation of the other Alleghany officers and determining such officers’ compensation, and

•	the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee for each such operating subsidiary.
The Compensation Committee provides a report on the actions described above to the Board, and makes recommendations with respect to such actions to the Board as the Compensation Committee may deem appropriate. Compensation adjustments and awards are generally made annually by the Compensation Committee at a meeting in December or January.
      In addition, the Compensation Committee is responsible for reviewing the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board. The Compensation Committee also administers Alleghany’s 2002 Long-Term Incentive Plan, or the “2002 LTIP,” and the 2005 Management Incentive Plan, or the “2005 MIP.”
      Alleghany’s Senior Vice President, General Counsel and Secretary, Robert M. Hart, supports the Compensation Committee in its work. In addition, the Compensation Committee engages Pearl Meyer & Partners, as independent outside compensation consultant, to advise it on executive compensation matters. Pearl Meyer & Partners also advises the Compensation Committee and management on various executive compensation matters involving Alleghany’s subsidiaries. The Chairman of the Committee reviews and approves all fees Alleghany pays to Pearl Meyer & Partners. The Compensation Committee held five meetings in 2006.
Nominating and Governance Committee
      The current members of the Nominating and Governance Committee are Messrs. Adams, Johnson and Will, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Nominating and Governance Committee operates pursuant to a Charter, a copy of which is available on

Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Nominating and Governance Committee is charged with:

•	identifying and screening candidates, consistent with criteria approved by the Board,

•	making recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board,

•	developing and recommending to the Board a set of corporate governance principles applicable to Alleghany, and

•	overseeing the evaluation of the Board and Alleghany’s management.
      The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee. The Nominating and Governance Committee has not identified specific, minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of Alleghany’s directors to possess. In this regard, the Board seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. The Board, similar to the Nominating and Governance Committee, has not approved any criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is to be considered. In view of the infrequency of vacancies on the Board, the Nominating and Governance Committee does not have an established process for identifying and evaluating nominees for director. The Nominating and Governance Committee held five meetings in 2006.
Executive Committee
      The current members of the Executive Committee are Messrs. Allan P. Kirby, Jr., Burns, Hicks and Johnson. The Executive Committee of the Board may exercise certain powers of the Board regarding the management and direction of the business and affairs of Alleghany when the Board is not in session. The Executive Committee reports to the

Board on all action it takes, and the Board reviews such action. The Executive Committee held no meetings in 2006.
Communications with Directors
      Interested parties may communicate directly with any individual director, the non-management directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

•	if addressed to a specific director, to such director,

•	if addressed to the non-management directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the non-management directors, or

•	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.
Director Retirement Policy
      Alleghany’s retirement policy for directors was adopted by Old Alleghany in 1979 and by Alleghany upon its formation in 1986. The retirement policy provides that, except in respect of directors serving when the policy was first adopted, the Board shall not select a person as a nominee for the Board for a term that would anticipate such nominee serving beyond his or her seventy-second birthday. Messrs. Burns and Allan P. Kirby, Jr. are not subject to this retirement policy because each of them was a director of Old Alleghany in 1979.
Related Party Transactions
      Pursuant to the approval of the Audit Committee, on authority delegated by the Board without Mr. F.M. Kirby’s participation, during 2003 Alleghany made investments aggregating $10.0 million as a limited partner in Broadfield Capital, L.P., or “Broadfield Capital,” an investment fund formed and managed by Broadfield Capital Management, LLC, or “Broadfield Management,” of which Mr. Jefferson W. Kirby, a director of Alleghany and son of Mr. F.M. Kirby, is the managing member. Broadfield Management is entitled to receive certain fees from Alleghany in connection with its management of this investment, which amounted to $149,067 in 2006. In November 2006, Broadfield Capital

dissolved, and in connection with the dissolution, Alleghany received as a return of its capital account approximately $9.6 million in cash, as well as shares of convertible preferred stock of a start-up insurance brokerage firm. An additional $0.5 million in cash was withheld by Broadfield Capital pending completion of its 2006 year-end audit.
      The Board has adopted a written Related Party Transaction Policy. Pursuant to this Policy, all related party transactions must be approved in advance by the Board, and any continuing related party transaction must be reviewed annually to assure that it remains in the best interests of Alleghany. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or Board, in which Alleghany or any of its subsidiaries is a participant and in which any

•	director or officer of Alleghany or

•	immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of such director or officer, has or will have a direct or indirect material interest. A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation, or other entity.
      Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendations shall be presented to the full Board (other than any directors interested in the transaction) for approval. On an ongoing basis, the Nominating and Governance Committee will review existing related party transactions, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming that such transactions remain in the best interests of Alleghany. The Nominating and Governance Committee reports any such findings to the Board.

Codes of Ethics
      Alleghany has adopted a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer, vice president for tax matters and all professionals serving in a finance, accounting, treasury or tax role, a Code of Ethics and Business Conduct for its directors, officers and employees, and Corporate Governance Guidelines. Copies of each of these documents are available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany recently amended its Corporate Governance Guidelines in connection with Mr. F.M. Kirby’s retirement as a director and Chairman of the Board and Mr. Burns’s election as Chairman of the Board to provide:

•	that it is the policy of the Board that the Chairman should not be an executive officer of Alleghany,

•	that, because as Chairman Mr. Burns will not be independent as defined under the rules of the New York Stock Exchange, his tenure as Chairman is viewed as a transitional one,

•	that the Board intends by 2010 to require that the Chairman be an independent director as determined by the Board consistent with the requirements of the New York Stock Exchange,

•	that the Nominating and Governance Committee will annually evaluate the performance of the Chairman,

•	that the Chairman will monitor the performance of the President and chief executive officer but not be responsible for making President and chief executive officer compensation recommendations to the Board, and

•	for a list of the duties of the Chairman of the Board.

Stock Ownership Guidelines
      Directors are expected to achieve ownership of common stock, or equivalent deferred common stock units, with a value equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth, as of March 1, 2007, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table on page 54.

	Amount and Nature of Beneficial Ownership

	Sole Voting	Shared Voting Power
	Power and Sole	and/or Shared			Percent
Name of Beneficial Owner	Investment Power	Investment Power	Total		of Class

Allan P. Kirby, Jr.	542,524	—	542,524	(1)	6.80
Thomas S. Johnson	14,175	—	14,175	(2)	0.18
James F. Will	25,046	1,556	26,602	(2)	0.33
Rex D. Adams	9,279	—	9,279	(2)	0.12
John J. Burns, Jr.	85,651	—	85,651	(3)	1.1
Dan R. Carmichael	19,103	—	19,103	(2)(4)	0.24
Weston M. Hicks	62,140	—	62,140	(5)	0.78
Jefferson W. Kirby	56,331	126,605	182,936	(2)(6)	2.30
William K. Lavin	13,678	—	13,678	(2)	0.17
Raymond L.M. Wong	1,158	—	1,158	(2)	0.01
Roger B. Gorham	4,699	—	4,699	(7)	0.06
Robert M. Hart	22,177	—	22,177	(8)	0.28
James P. Slattery	6,141	—	6,141		0.08
Jerry G. Borrelli	178	—	178		—
All directors, nominees and executive officers as a group (14 persons)	862,280	128,161	990,441	(9)	12.31	(10)

(1)	See Note (2) on page 2.

(2)	Includes 12,153 shares of common stock in the case of Messrs. Johnson, Will, Carmichael and Lavin, 8,309 shares of common stock in the case of Mr. Adams, and 500 shares of common stock in the case of Messrs. Jefferson W. Kirby and Wong, issuable under stock options granted pursuant to the 2005 Directors’ Plan, 1993 Amended Directors’ Plan and the 2000 Directors’ Plan. In addition, includes 505 shares of restricted common stock granted to each of Messrs. Carmichael, Lavin,

Johnson, Will and Adams, and 250 shares of restricted common stock granted to each of Messrs. Jefferson W. Kirby and Wong, pursuant to the 2005 Directors’ Plan.

(3)	Includes 782 shares of common stock owned by Mr. Burns’s wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(4)	Includes 240 shares of common stock owned by Mr. Carmichael’s wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(5)	Includes 27,060 shares representing a restricted stock award and subsequent stock dividends in respect thereof, which are subject to Mr. Hicks’s continuing employment with Alleghany and the achievement of certain performance goals, but does not include any shares that may be paid pursuant to outstanding restricted stock units held by Mr. Hicks.

(6)	Includes 126,605 shares of common stock held by a trust; such amount reflects Mr. Jefferson W. Kirby’s share of such trust as co-trustee and secondary beneficiary. As such shares are held by a trust of which his father Mr. F.M. Kirby is a co-trustee and primary beneficiary, such 126,605 shares are also included in the amounts set forth for Mr. F.M. Kirby on page 1. Mr. Jefferson W. Kirby granted a proxy to his father with respect to an additional 22,055 shares held by a trust of which Mr. Jefferson W. Kirby is beneficiary and co-trustee, and thus such additional 22,055 shares are included in the amounts set forth for Mr. F.M. Kirby on page 1. Mr. Jefferson W. Kirby held 56,081 shares directly.

(7)	Includes 3,709 shares representing a restricted stock award and subsequent stock dividends in respect thereof, which are subject to Mr. Gorham’s continuing employment with Alleghany and the achievement of certain performance goals.

(8)	Of this amount, 19,170 shares were pledged as of March 1, 2007.

(9)	Includes a total of 1,022 shares of common stock over which certain of the persons listed had no voting or investment power, as discussed in Notes (3) and (4) above.

(10)	Based on the number of shares of outstanding common stock as of March 1, 2007, adjusted to include shares of common stock issuable within 60 days upon exercise of stock options held by directors.

Section 16(a) Beneficial Ownership Reporting Compliance
      Alleghany has determined that, except as set forth below, no person who at any time during 2006 was a director, officer or beneficial owner of more than 10 percent of common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2006. This determination is based solely upon Alleghany’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to Alleghany during or with respect to 2006. With regard to Ann Kirby Kirby who, prior to her death in 1996, Alleghany believed to be a beneficial owner of more than 10 percent of common stock based on her Schedule 13D statement filed with the SEC in 1982, Alleghany had not received any reports from Mrs. Kirby regarding changes in her ownership of common stock, and the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of common stock by her estate or beneficiaries. As a result, Alleghany does not know whether her estate or any beneficiary of her estate beneficially owned more than 10 percent of common stock during 2006 nor whether any such person was required to file reports required by Section 16(a).

PROPOSALS REQUIRING YOUR VOTE
Proposal 1. Election of Directors
      Allan P. Kirby, Jr., Thomas S. Johnson and James F. Will have been nominated by the Board for election as directors at the 2007 Annual Meeting, each to serve for a term of three years, until the 2010 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Allan P. Kirby, Jr., Johnson and Will were last elected by stockholders at the 2004 Annual Meeting of Stockholders held on April 23, 2004.
      Proxies in the enclosed form received from Alleghany stockholders of record will be voted for the election of the three nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the 2007 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.
      The following information includes the age, the year in which first elected a director of Alleghany or Old Alleghany, the principal occupation (in italics), and other public company directorships of each of the nominees named for election as director, and of the other current directors of Alleghany whose terms will not expire until 2008 or 2009.

Nominee for Election: Allan P. Kirby, Jr. Age 75 Director since 1963	President, Liberty Square, Inc. (investments); management of family and personal affairs. Chairman of the Executive Committee.

Nominee for Election: Thomas S. Johnson Age 66 Director since 1997 and for 1992-1993	Retired Chairman and Chief Executive Officer, GreenPoint Financial Corp. and its subsidiary GreenPoint Bank (banking); director, R.R. Donnelley & Sons Company, The Phoenix Companies, Inc. and Federal Home Loan Mortgage Corporation. Member of the Executive and Nominating and Governance Committees.

Nominee for Election: James F. Will Age 68 Director since 1992	Vice Chancellor and President Emeritus, Saint Vincent College (education); Member of the Compensation and Nominating and Governance Committees.

John J. Burns, Jr. Age 75 Director since 1968 Term expires in 2009	Chairman of the Board, Alleghany Corporation. Member of the Executive Committee.

Dan R. Carmichael Age 62 Director since 1993 Term expires in 2009	President and Chief Executive Officer, Ohio Casualty Corporation (property and casualty insurance); director, Ohio Casualty Corporation and Platinum Underwriters Holdings, Ltd. Chairman of the Compensation Committee and member of the Audit Committee.

William K. Lavin Age 62 Director since 1992 Term expires in 2009	Financial Consultant; director and Chairman of the Board, American Home Food Products, Inc. Chairman of the Audit Committee and member of the Compensation Committee.

Raymond L.M. Wong Age 54 Director since 2006 Term expires in 2009	Managing Member, DeFee Lee Pond Capital LLC (financial advisory and consulting services). Member of the Audit Committee.

Jefferson W. Kirby Age 45 Director since 2006 Term expires in 2008	Managing Member, Broadfield Capital Management, LLC (investment advisory services).

Rex D. Adams Age 67 Director since 1999 Term expires in 2008	Director and Chairman of the Board, AMVESCAP PLC (investment management); Dean Emeritus, Fuqua School of Business at Duke University; trustee, Committee for Economic Development and Woods Hole Oceanographic Institution. Chairman of the Nominating and Governance Committee and member of the Audit Committee.

Weston M. Hicks Age 50 Director since 2004 Term expires in 2008	President and chief executive officer, Alleghany Corporation; director, AllianceBernstein Corporation. Member of the Executive Committee.
      All of the persons above have had the principal occupations indicated throughout the last five years, except as described in this paragraph. Mr. Johnson was Chairman and Chief Executive Officer of GreenPoint Financial Corp. and its subsidiary GreenPoint Bank until his retirement on December 31, 2004. Mr. Will was the President of Saint Vincent College until his retirement in June 2006. From December 30, 2004 until January 1, 2007, Mr. Burns was Vice Chairman of the Board, and served as a non-executive employee of

Alleghany assisting the President and chief executive officer on investment matters. Prior thereto, Mr. Burns was President and chief executive officer of Alleghany. Mr. Wong has been the Managing Member of DeFee Lee Pond Capital LLC since July 2002; prior thereto, he was employed by Merrill Lynch & Co., Inc. (financial services) as a managing director in the investment banking group until his retirement from that position in January 2002. He was retained as a consultant to Merrill Lynch & Co., Inc. until June 2002 and was rehired as an employee of Merrill Lynch & Co., Inc. from February to April 2003. Mr. Jefferson W. Kirby has been the Managing Member of Broadfield Capital Management, LLC since July 2003; prior thereto, he was a Vice President of Alleghany. Mr. Adams was named Chairman of the Board of Directors of AMVESCAP PLC on May 1, 2006, prior to that he was a director of AMVESCAP from November 2001. Mr. Adams has been Dean Emeritus at the Fuqua School of Business at Duke University since December 4, 2004; he was a Professor of Business Administration at the Fuqua School of Business prior thereto. Mr. Hicks was appointed President and chief executive officer of Alleghany effective December 31, 2004; he was Executive Vice President of Alleghany from October 7, 2002 through December 30, 2004, and was employed by The Chubb Corporation (property and casualty insurance) from March 1, 2001 to October 4, 2002, initially as Senior Vice President and Financial Assistant to the Chairman and subsequently as Chief Financial Officer and Executive Vice President.
      F.M. Kirby, who served as Alleghany’s Chairman of the Board since April 1967, retired from his positions as a director and Chairman of the Board, effective December 31, 2006. After his retirement as a director and Chairman of the Board, pursuant to action taken by the Board, F.M. Kirby is continuing as a non-executive employee consultant from January 1, 2007 through April 30, 2007 as described in more detail on page 24. Messrs. F.M. Kirby and Allan P. Kirby, Jr. are brothers. Mr. Jefferson W. Kirby is the son of F.M. Kirby.

COMPENSATION OF DIRECTORS
      The information under this heading relates to the compensation during 2006 of those persons who served as directors of Alleghany at any time during 2006, except for Weston M. Hicks, whose compensation is reflected in the Summary Compensation Table on page 54.
2006 Director Compensation

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned	Stock	Option	Non-Equity	Deferred
	or Paid	Awards	Awards	Incentive Plan	Compensation	All Other
Name	in Cash	(1)	(2)	Compensation	Earnings (3)	Compensation		Total

Rex D. Adams	$60,000	$70,094	$62,874	—	$5,200	—		$198,168
John J. Burns, Jr.	—	—	—		—	$2,756,530	(4)	$2,756,530
Dan R. Carmichael	$67,500	$70,094	$62,874	—	$6,181	—		$206,649
Thomas S. Johnson	$57,250	$70,094	$62,874	—	$6,567	—		$196,785
Allan P. Kirby, Jr.	$64,000	$70,094	$62,874	—	$8,011	—		$204,979
F.M. Kirby	—	—	—		—	$365,191	(5)	$365,191
Jefferson W. Kirby	$36,000	$48,243	$12,365	—	—	$149,067	(6)	$245,675
William K. Lavin	$79,000	$70,094	$62,874	—	$6,441	—		$218,409
Roger Noall(7)	$14,000	—	—	—	$9,482			$23,482
James F. Will	$54,750	$70,094	$62,874	—	$9,461	—		$197,179
Raymond L.M. Wong	$43,500	$48,243	$12,365	—	—	—		$104,108

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” or “SFAS 123R,” of restricted stock awards outstanding under the 2005 Directors’ Plan. See Note 10 to the consolidated financial statements of Alleghany contained in its Annual Report on Form 10-K for the year ended December 31, 2006 for assumptions underlying the valuation of stock-based awards. The full grant date fair value of the restricted stock award of 250 shares of common stock made to each non-employee director on May 1, 2006, computed in accordance with SFAS 123R, is $72,365. At December 31, 2006, each of Messrs. Adams, Carmichael, Johnson, Allan P. Kirby, Jr., Lavin and Will held 505 shares of restricted stock and each of Messrs Jefferson W. Kirby and Wong held 250 shares of restricted stock.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with SFAS 123R of options outstanding. See Note 10 to the consolidated financial statements of Alleghany’s contained in its Annual Report on Form 10-K for the year ended December 31, 2006 for assumptions underlying valuation of stock-based awards. The full grant date fair value of the option award for 500 shares of common stock made to each non-employee director on May 1, 2006, computed in accordance with SFAS 123R is $55,644. At December 31, 2006, the aggregate number of option awards outstanding was 12,153 for each of Messrs Carmichael, Johnson, Allan P. Kirby, Jr., Lavin and Will, 8,309 for Mr. Adams, and 500 for each of Messrs. Jefferson W. Kirby and Wong.

(3)	Reflects change in pension value.

(4)	Reflects a payout in February 2006 under the 2002 LTIP of $2,295,844 for the award period 2002-2005; salary of $370,000, a savings benefit of $55,500 credited pursuant to Alleghany’s Deferred Compensation Plan; a benefit, valued at $20,848, of life insurance maintained by Alleghany on behalf of Mr. Burns; and $14,338 representing payments for reimbursement of taxes and the reimbursement itself. Additional information regarding such amounts can be found on page 23 in the narrative accompanying this table.

(5)	Reflects $270,846 in salary; a savings benefit of $40,627 credited pursuant to Alleghany’s Deferred Compensation Plan; a benefit, valued at $30,442, of life insurance maintained by Alleghany on behalf of Mr. Kirby; and $23,276 representing payments for reimbursement of taxes and the reimbursement itself. As an employee of Alleghany, Mr. Kirby did not receive any director fees for his service as Chairman during 2006. Additional information regarding such amounts can be found on page 24 in the narrative accompanying this table.

(6)	Reflects Alleghany’s portion of management fees paid by Broadfield Capital in 2006 to Broadfield Management, of which Mr. Jefferson W. Kirby is the managing member. Alleghany was a limited partner in Broadfield Capital in 2006. Additional information is set forth on pages 8 and 9.

(7)	Mr. Noall retired from the Board in April 2006 in accordance with Alleghany’s retirement policy.
Fees Earned or Paid in Cash
      Each director who is not an Alleghany officer or serving as Chairman of the Board receives an annual retainer of $30,000, payable in cash, as well as $1,000 for each board meeting attended in person and $500 for each telephone conference meeting attended. The Chairman of the Executive Committee receives an annual fee of $25,000, and each other member who is not an Alleghany officer receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $30,000, and each other member receives an annual fee of $15,000. The Chairman of the Compensation Committee receives an annual fee of $15,000, and each other member receives an annual fee of $10,000. The Chairman of the Nominating and Governance Committee receives an annual fee of $12,000 and each other member receives an annual fee of $7,000.
Stock Awards and Option Awards
      Pursuant to the 2005 Directors’ Plan, each year as of the first business day following the Annual Meeting of Stockholders, each individual who was elected, reelected or continues as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives:

•	a stock option to purchase 500 shares of Alleghany common stock, subject to anti-dilution adjustments, at an exercise price equal to the fair market value on the date of grant; and

•	250 shares of common stock which are subject to potential forfeiture until the first Annual Meeting of Stockholders following the date of grant, and restrictions upon transfer until the third anniversary of the date of grant.
On May 1, 2006, each eligible director received a stock option to purchase 500 shares of common stock at an exercise price of $289.46 per share and 250 shares of restricted common stock.
      On December 19, 2006, the Board approved a Restricted Stock Unit Supplement, or “the Supplement,” to the 2005 Directors’ Plan. The Supplement permits an eligible director to elect to be credited with, in lieu of the automatic grant of 250 shares of restricted common stock, 250 notional units, each equivalent to a share of common stock, referred to in the Supplement as a “Restricted Stock Unit.” Each director is permitted to defer payment of the Restricted Stock Units until the date that he retires from the Board and all whole Restricted Stock Units will be paid in the form of whole shares of common stock. There are no differences between the potential forfeiture of, and restrictions on, the receipt of the Restricted Stock Units pursuant to the Supplement and the receipt of shares of restricted common stock; the only differences involve the income tax consequences to eligible directors. Generally, a director who elects to receive Restricted Stock Units will be subject to income tax not when the Restricted Stock Units vest, but, rather when the Restricted Stock Units are paid. By contrast, a director who receives shares of restricted common stock pursuant to the 2005 Directors’ Plan is subject to income tax on the date the shares of restricted common stock vests. Generally, Alleghany is entitled to deduct the value of the shares of restricted common stock or the Restricted Stock Units in the same year in which the director includes the value of the common stock in income.
Retirement Plan
      Alleghany has an unfunded noncontributory defined benefit pension plan, or the “Non-Employee Directors’ Retirement Plan,” for non-employee directors. Under the Non-Employee Directors’ Plan as adopted, each person who served as a non-employee director of Alleghany after July 1, 1990 is entitled to receive, after his retirement from the Board, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of Alleghany at the time of his retirement. The benefit is paid from the date of the director’s retirement from the Board until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner. To be entitled to this benefit, the director must have served as such for at least five years and must have continued so to serve either until the time he is required to retire by Alleghany’s retirement policy for directors or until he has attained age 70.
      In January 2005, the Non-Employee Directors’ Retirement Plan was amended to “freeze” such plan at December 31, 2004, so:

•	no future non-employee director was eligible to participate,

•	the director’s service after December 31, 2004 was no longer included in measuring the period the director’s annual retirement benefit would be payable, and

•	for directors who retire after December 31, 2004, the annual retirement benefit is limited to $30,000, which was the annual retainer at December 31, 2004.
On December 19, 2006, the Board further amended the plan to permit directors who were serving as directors on December 31, 2004 to make an election before the end of 2006 to receive an actuarially determined lump-sum payout of their accrued benefit in 2007. All eligible directors made this election and received a payment of their accrued benefit under the Non-Employee Director’s Retirement Plan in January 2007. As a result, these directors have no further entitlement to benefits under such plan. The lump sum payments made in January 2007 were as follows:

Name	Lump-Sum Payout

Rex D. Adams	$103,697
Dan. R. Carmichael	$128,210
Thomas S. Johnson	$132,493
Allan P. Kirby, Jr.	$161,417
William K. Lavin	$133,853
Roger Noall	$185,271
James R. Will	$190,274
Arrangements with Mr. Burns
      During 2006, Mr. Burns, in addition to serving as a director and Vice Chairman of the Board, was a non-executive employee assisting the President and chief executive officer on investment matters. As an employee of Alleghany, Mr. Burns did not receive any fees for his service as a director and Vice Chairman during 2006. Mr. Burns resigned as a non-executive employee of Alleghany, effective January 1, 2007, in connection with his election as Chairman of the Board. For his service as Chairman of the Board and a director, Alleghany is paying an annual retainer fee of $400,000 to Mr. Burns commencing in 2007. In addition, Mr. Burns will be eligible for awards under the 2005 Directors’ Stock Plan but will not receive meeting or other director fees. As a result of his resignation as a non-executive employee of Alleghany, Mr. Burns:

•	no longer receives any employee benefits apart from life insurance death benefits available to all retired Alleghany officers under its insurance plan,

•	received a payout on February 27, 2007 of 11,752 shares of common stock and $3,062,842.50 in settlement of all of the outstanding performance shares awarded to him under the 2002 LTIP in accordance with their terms, and

•	will receive a payout of approximately $306,500 representing all of the savings benefits which he had accrued under Alleghany’s Deferred Compensation Plan.
      In 2004, Alleghany established an office in New Canaan, Connecticut which Mr. Burns uses as his principal office for purposes of attending to Alleghany-related matters, and which is used regularly by another officer of Alleghany for Alleghany-related matters. As Mr. Burns also uses this office to attend to personal matters, Mr. Burns reimburses Alleghany for twenty-five percent of the annual rent and operating costs for this office, amounting to approximately $38,300 per year.

Arrangements with Mr. F.M. Kirby
      Mr. F.M. Kirby served as Chairman of the Board in 2006, which was an officer position through December 31, 2006. As an employee of Alleghany, Mr. Kirby did not receive any director fees for his service as Chairman during 2006. After his retirement as a director and Chairman of the Board effective December 31, 2006, and pursuant to action taken by the Board, F.M. Kirby is continuing as a non-executive employee consultant from January 1, 2007 through April 30, 2007 for the purpose of assuring an orderly transition of the Chairman’s duties. In that capacity, Mr. Kirby will consult with Mr. Burns, Mr. Hicks and the Board on Board-related matters. During this transition period, Alleghany is paying Mr. Kirby a salary of $18,000 per month and providing him with administrative and clerical support in Alleghany’s Morristown, New Jersey office. After April 30, 2007, Mr. Kirby will not receive any employee benefits apart from customary retiree medical benefits and life insurance death benefits available to all retired Alleghany officers under its retiree medical and insurance plans. Effective May 1, 2007, Alleghany will close its Morristown, New Jersey office.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.
PROPOSAL 2. Approval of 2007 Long-Term Incentive Plan
      Alleghany’s 2002 LTIP, which provides for awards of long-term incentive compensation to its key employees, terminated by its terms on December 31, 2006. The Board believes it to be in the best interests of Alleghany and its stockholders to adopt a new plan at this time in order to be able to continue to provide long-term incentives to employees who are responsible for Alleghany’s continued success and growth without a gap after the expiration of the 2002 LTIP at year-end 2006. Adoption of a new plan at this time will also assure that there will be an adequate supply of shares to fashion appropriate incentives for any new senior level executives. To provide a continuation of those incentives and to assist Alleghany in attracting and retaining executives of experience and ability on a basis competitive with industry practices, the Board has adopted the 2007 Long-Term Incentive Plan, or the “2007 LTIP,” effective upon stockholder approval. The 2007 LTIP permits Alleghany to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units and phantom stock, as well as other types of incentive compensation. No awards may be granted under the 2007 LTIP after the Annual Meeting of Stockholders in 2012.

Description of the 2007 LTIP
      General. The Compensation Committee administers the 2007 LTIP. No member of the Compensation Committee, during the one year period prior to membership or during such membership, shall be granted or awarded equity securities pursuant to the 2007 LTIP or any other plan of Alleghany or any of its affiliates except as permitted by SEC rules. The Compensation Committee has authority to determine, within the limits of the 2007 LTIP, the individuals to whom awards will be granted, and the type and size of such awards, including any objectives or conditions for earning payment pursuant to such awards.
      Participation. The Compensation Committee may select participants in the 2007 LTIP from among employees of Alleghany and its subsidiaries. The term “employee,” as used in the 2007 LTIP, means any person, including any officer, employed by Alleghany or a subsidiary on a salaried basis. The term “subsidiary,” as used in the 2007 LTIP, means any corporation, partnership or limited liability company, a majority of the total combined voting power of whose stock or other equity interest is beneficially owned, directly or indirectly, by Alleghany. Alleghany and its subsidiaries currently have approximately 713 employees.
      Awards. Awards under the 2007 LTIP may include, but need not be limited to:

•	cash and/or shares of common stock,

•	stock appreciation rights,

•	options to purchase shares of common stock, including options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code”, and

•	options not intended so to qualify.
The Compensation Committee may also make any other type of award deemed by it to be consistent with the purposes of the 2007 LTIP. The Compensation Committee may, but is not required to, grant an award to any participant that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, or a “Qualifying Award.” To be considered a Qualifying Award, awards, other than stock options or a stock appreciation rights granted at Fair Market Value (as defined below), must be granted conditional upon the attainment of specific amounts of, or increases in, one or more of the following performance goals established by the Compensation Committee in writing at the time the award is granted:

•	revenues,

•	operating income,

•	cash flow,

•	management of expenses,

•	loss reserves and loss adjustment expense reserves,

•	underwriting expenses,

•	income before income taxes,

•	net income,

•	earnings per share,

•	net worth,

•	stockholders’ equity,

•	return on equity or assets or

•	total return to stockholders,
whether applicable to Alleghany or any relevant subsidiary or business unit or entity in which Alleghany has a significant investment, or any combination thereof, as the Compensation Committee may deem appropriate. Prior to the payment of any Qualifying Award (other than stock options or stock appreciation rights granted at Fair Market Value), the Compensation Committee must certify in writing that the performance goals were satisfied. There is no limit specified in the 2007 LTIP on the amount of cash which may be paid pursuant to awards granted under the 2007 LTIP.
      Shares of Stock Subject to the Plan. The 2007 LTIP provides for a maximum of 300,000 shares of common stock to be paid to participants under the 2007 LTIP and/or purchased pursuant to stock options granted under the 2007 LTIP, subject to antidilution and other adjustments in certain events specified in the 2007 LTIP. In this regard, awards based upon, or measured by, the value or changes in the value of shares of common stock, whether paid in cash or shares of common stock, any shares of common stock retained by Alleghany in satisfaction of a participant’s obligation for withholding taxes, and shares of common stock not issued as a result of a net exercise of a stock option will be treated as shares of common stock paid to participants. If any award is forfeited or otherwise terminates, in whole or part, or a stock option expires or terminates without being exercised, the shares of common stock with respect to such awards or options will remain available under the 2007 LTIP. Shares of common stock that Alleghany issues through the assumption or substitution of outstanding grants in connection with the acquisition of another entity will not reduce the maximum number of shares available under the 2007 LTIP. The shares of common stock available under the 2007 LTIP may be either authorized but unissued shares or shares held by Alleghany as treasury shares. The Compensation Committee may grant a maximum of 50,000 shares of common stock as Qualifying Awards to any participant in any calendar year, subject to antidilution and other adjustments in certain events specified in the 2007 LTIP.
      Stock Options. The 2007 LTIP provides that no stock option granted under the 2007 LTIP shall be exercisable more than ten years after its grant and the price at which shares of common stock may be purchased under any such stock option shall not be less than 100 percent of its Fair Market Value, as defined below, on the date of grant. Upon exercise of a stock option, the option price is required to be paid in cash, or, at the discretion of the Compensation Committee, in shares of common stock valued at the Fair Market Value, as defined below, thereof on the date of payment, or in a combination of cash and shares of common stock. The 2007 LTIP authorizes the Compensation Committee, in the event of any tender offer or exchange offer other than by Alleghany for shares of Alleghany common stock, to take such action as it may deem appropriate to enable recipients of outstanding awards to avail themselves of the benefits of such offer, including acceleration of payment or exercise dates and purchase of outstanding stock options.
      Fair Market Value. “Fair Market Value” is defined in the 2007 LTIP generally as (i) the closing sales prices of the common stock on the relevant date as reported on the stock exchange or market on which the common stock is primarily traded, or (ii) if no sale is made on such date, then fair market value is the closing sales prices of the common stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the common stock is primarily traded. The per share Fair Market Value of Alleghany’s common stock on March 1, 2007 was $393.00 and the aggregate market value on such date of the 300,000 shares of common stock subject to the 2007 LTIP was $117,900,000.
      Transferability. Under the 2007 LTIP, a participant may not assign or transfer any award other than by will or the laws of descent and distribution or as designated in writing. However, the Compensation Committee may provide that awards granted pursuant to the 2007 LTIP, other than an option granted as an incentive stock option, be transferable without consideration to a participant’s immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only partners.

      Time and Deferral of Payments. At the time the Committee grants each award under the 2007 LTIP, the Committee will specify in writing the time of the payment of the award. In making any such award, the Committee may specify that the payment of all or any portion of an award may be deferred until a later date at the election of the participant. Any such deferrals shall be for such periods and upon such other terms as the Committee may determine, all of which terms, including the amount or method for determining the amount, of the deferrals payable, the time when such deferrals shall be payable and the terms and conditions of, and any limitations on changes to, such elections) shall be set forth in an award agreement, which terms and any changes to such terms, shall comply with the requirements of Section 409A of the Code and, in the case of any Qualifying Award, shall comply with the requirements of Section 162(m) of the Code.
      Amendment or Termination of the Plan. The Board, without the consent of any participant, may amend or terminate the 2007 LTIP at any time, provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards previously made under the 2007 LTIP, and provided further, that no such amendment, without approval of the holders of a majority of the shares of common stock voted thereon in person or by proxy, shall:

•	increase the number of shares of common stock subject to the 2007 LTIP,

•	extend the period during which awards may be granted,

•	increase the maximum term for which stock options may be issued under the 2007 LTIP,

•	decrease the minimum price at which stock options may be issued under the 2007 LTIP, or

•	materially modify the requirements for eligibility to participate in the 2007 LTIP.
Federal Income Tax Consequences
      The grant and payment of awards under the 2007 LTIP may have varying tax consequences to Alleghany and each participant, depending upon the nature of the award and certain other considerations. The following description is a summary of the federal income tax treatment of awards under the 2007 LTIP; because the applicable rules are quite technical, the description is general in nature and does not purport to be complete.
      A participant who is granted a non-qualified stock option under the 2007 LTIP will not recognize any taxable income at the time the option is granted. Generally, upon exercise of the non-qualified option, the participant will recognize ordinary income, and Alleghany will be entitled to a deduction, in an amount equal to the excess of the fair market value (on the date of exercise) of the shares of common stock acquired upon exercise of the option over the exercise price paid (excluding, for this calculation, any amount of the exercise price paid with previously-acquired shares of common stock). The participant’s basis for purposes of determining gain or loss on a subsequent disposition of the shares (or net shares) of common stock acquired upon exercise of the option will be the fair market value of those shares on the date the participant exercised the option, and any such subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the participant’s holding period for the shares of common stock.
      If a participant is granted an option under the 2007 LTIP that constitutes an incentive stock option, the participant will not recognize any taxable income either at the time the option is granted or upon exercise of the option, provided the participant was an employee of Alleghany or a subsidiary of Alleghany from the date the option was granted until three months prior to the date the option was exercised, and Alleghany will not be entitled to any deduction. However, the excess of the fair market value (on the date of exercise) of the shares of common stock acquired upon exercise of the incentive stock option over the exercise price paid will be an “item of tax preference” that may subject the participant to alternative minimum tax liability.
      If the participant does not dispose of the shares of common stock acquired upon exercise of an incentive stock option for at least two years after the incentive stock option was granted and at least one year after the shares were acquired, all gain subsequently realized upon the disposition of the shares of common stock will be treated as long-term capital gain, and any loss will be treated as long-term capital loss. If these holding periods are met, Alleghany will not be allowed any deduction with respect to the exercise of the incentive stock option. If the participant disposes of the shares of common stock acquired upon exercise of an incentive stock option within the one-year and two-year periods specified above, the participant will recognize ordinary income, and Alleghany will be entitled to a deduction in an amount equal to the lesser of (i) the excess of the fair market value (on the date of exercise) of the shares of common stock acquired over the exercise price paid, or (ii) the gain recognized, provided the shares of common stock were disposed of by sale or exchange. Any amount recognized in excess of the fair market value (on the date of exercise) of the shares of common stock will be taxable as long-term or short-term capital gain, depending upon the participant’s holding period for the shares of common stock.
      A participant who is granted any other award entitling the participant to receive cash or shares of common stock will generally not recognize any income upon the grant of the award. However, upon the payment of any cash or the delivery of any shares of common stock (other than “restricted” shares of common stock), the participant generally will recognize ordinary income in an amount equal to the sum of any cash paid and the fair market value of any common stock received, and Alleghany will be entitled to a deduction equal to the amount recognized by the participant as ordinary income.
      If the shares of common stock received by a participant are restricted, i.e., subject to a substantial risk of forfeiture, then, unless the participant makes the election described below, the participant will not recognize any income on the date that the shares of common stock were received. Instead, the participant generally will recognize ordinary income in an amount equal to the fair market value of the common stock on the date that the restrictions with respect to such shares lapse, and Alleghany will be entitled to a deduction equal to the amount recognized by the participant as ordinary income. The participant’s basis for purposes of determining gain or loss on a subsequent disposition of the shares of common stock will be the fair market value of the common stock on the date that the restrictions with respect to such shares lapsed, and any subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the participant’s holding period for the shares of common stock.
      However, a participant may elect within thirty days after receipt of the restricted shares of common stock to recognize ordinary income in an amount equal to the fair market value of such shares (less the amount, if any, paid therefor) as of the date of receipt. In that case, the participant’s basis in the shares of common stock will be the fair market value of the shares of common stock on the date that the shares were received, and any subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the participant’s holding period for the shares of common stock. However, if the restricted shares of common stock are subsequently forfeited, the participant will not be entitled to any tax deduction.
      Under the federal income tax laws, special rules may apply to participants in the 2007 LTIP that are subject to restrictions on the resale of shares of common stock acquired pursuant to the 2007 LTIP under Section 16(b) of the Securities Exchange Act of 1934, as amended. These rules, which effectively take into account the Section 16(b) restrictions, apply in limited circumstances and may impact the timing and/or amount of income recognized by these participants with respect to certain stock-based awards under the 2007 LTIP.
      The deductions by Alleghany for payments in cash or shares under the 2007 LTIP may be affected by Section 162(m) of the Code which, as noted above, disallows a deduction to Alleghany for any compensation paid to Alleghany’s chief executive officer and four other most highly compensated officers in excess of $1 million for any taxable year of Alleghany, subject to certain exceptions. Among other exceptions, the deduction limit does not apply to compensation that meets certain specified requirements for

“performance-based compensation.” Awards granted by the Compensation Committee which constitute Qualifying Awards under the 2007 LTIP are intended to qualify as “performance-based compensation.”
      If an award granted under the 2007 LTIP constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, certain requirements must be satisfied (e.g., rules regarding deferral elections, distributions and acceleration). If the requirements are not satisfied, participants could be subject to significant adverse tax consequences. Performance shares awarded under the 2007 LTIP should not constitute nonqualified deferred compensation subject to Section 409A of the Code. Alleghany anticipates that when final regulations are issued with respect to Section 409A of the Code, the 2007 LTIP will need to be amended to reflect the restrictive election and payment provisions imposed by Section 409A of the Code.
New Plan Benefits
      The following table sets forth the dollar value and number of performance shares awarded in 2006 to participants in the 2002 LTIP, which would have been awarded under the 2007 LTIP if it had been in effect in 2006.
NEW PLAN BENEFITS
2007 LTIP

	Grant Date
	Fair	Number of
Name	Value(1)	Units (2)

Weston M. Hicks	$2,338,807	8,531
Roger B. Gorham	$859,523	3,135
Robert M. Hart	$894,480	3,263
James P. Slattery	$789,610	2,880
Jerry G. Borrelli	$257,278	929
Executive officers as a group	$5,139,698	18,738
Non-executive officer directors as a group	—	—
Non-executive officer employees as a group	$1,242,813	4,533

(1)	These amounts reflect the SFAS 123R value of performance share awards made in 2006 under the 2002 LTIP, as adjusted for dividends, assuming payouts at maximum.

(2)	Reflects gross amount of performance shares payable, assuming payouts at maximum, in connection with awards of performance shares made in January and February 2006 under the 2002 LTIP. Additional information regarding these awards is set forth on pages 46 and 47.

Equity Compensation Plan Information
      The following table summarizes information, as of December 31, 2006, relating to Alleghany’s equity compensation plans under which its equity securities are authorized for issuance:

(c)
Number of
	(a)			Securities Remaining
	Number of		(b)	Available for Future
	Securities to be		Weighted-Average	Issuance Under
	Issued Upon Exercise		Exercise Price	Equity Compensation
	of Outstanding		of Outstanding	Plans (Excluding
	Options, Warrants		Options, Warrants	Securities Reflected
Plan category	and Rights		and Rights	in Column (a))

Equity compensation plans approved by security holders(1)	74,150	(2)	$178.15	39,645	(3)
Equity compensation plans not approved by security holders(4)	8,863		$158.11	—

Total	83,013			39,645	(3)

(1)	These plans consist of: (i) the 1993 Amended Directors’ Plan, (ii) the 2000 Directors’ Plan, (iii) the 2005 Directors’ Plan, and (iv) the 2002 LTIP.

(2)	This amount represents options to purchase 74,150 shares of common stock in the aggregate (subject to antidilution adjustments) outstanding under the 1993 Amended Directors’ Plan, the 2000 Directors’ Plan and the 2005 Directors’ Plan. This amount does not include shares of common stock issuable in respect of 87,192 performance shares outstanding under the 2002 LTIP, (which at maximum payout would be 130,788 shares of common stock) because performance shares do not have an exercise price as their value is dependent upon the achievement of certain performance goals over a period of time. Performance shares payouts are generally made in cash to the extent of minimum statutory withholding requirements in respect of an award, with the balance in common stock. This amount also does not include 21,224 restricted stock units granted to Mr. Hicks on August 25, 2003 pursuant to a restricted stock unit matching grant agreement, the terms of which are set forth on pages 58 and 59. These restricted stock units, which vest on October 7, 2012, are notional units of measurement denominated in shares of common stock and entitle Mr. Hicks to payment on account of such restricted stock units on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Hicks is entitled to payment. Such amounts are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine, on the date of the filing of Alleghany’s Annual Report on Form 10-K in respect of the year in which Mr. Hicks’s employment is terminated for any reason.

(3)	This amount does not include 577,026 shares of common stock that remained available for issuance under the 2002 LTIP upon its termination on December 31, 2006, since no further common stock awards may be made thereunder. As of December 31, 2006, no shares of common stock remained available for future option grants under the 1993 Amended Directors’ Plan or the 2000 Directors’ Plan. Under the 2005 Directors’ Plan, a maximum of 50,000 shares of common stock may be issued to non-employee directors and/or purchased pursuant to stock options granted thereunder, subject to antidilution and other adjustments in certain events specified in the 2005 Directors’ Plan.

(4)	These plans consist of: (i) the Subsidiary Directors’ Stock Option Plan, or the “Subsidiary Option Plan” and (ii) the Underwriters Re Group, Inc. 1997 Stock Option Plan, or the “URG 1997 Plan.” Under the Subsidiary Option Plan, which was adopted on July 21, 1998, the Compensation Committee selected non-employee directors of our subsidiaries to receive grants of nonqualified stock options. Not more than 25,000 shares of common stock (subject to adjustment by reason of any stock split, stock dividend or other similar event) will be issued pursuant to options granted under the Subsidiary Option Plan. As of December 31, 2006, options to purchase 5,767 shares of common stock (subject to adjustment by reason of any stock split, stock dividend or other similar event) were outstanding. The Subsidiary Option Plan expired on July 31, 2003 and therefore no shares of common stock remain available thereunder for future grants. Each option has a term of 10 years from the date it is granted. One-third of the total number of shares of common stock covered by each option becomes exercisable each year beginning with the first anniversary of the date it is granted; however, an option automatically becomes exercisable in full when the non-employee subsidiary director ceases to be a non-employee subsidiary director for any reason other than death. If an optionholder dies while holding options that have not been fully exercised, his or her executors, administrators, heirs or distributees, as the case may be, may exercise those options which the decedent could have exercised at the time of death within one year after the date of death. Under the URG 1997 Plan, which was adopted on September 17, 1997, options were granted to certain members of URG management in exchange for options to purchase shares of URG. As of December 31, 2006, options to purchase 3,096 shares of common stock (subject to adjustment by reason of any stock split, stock dividend or other similar event) were outstanding, and no shares of common stock remained available for future option grants under the URG 1997 Plan. Under the URG 1997 Plan, options expire if they are not exercised prior to the earliest of (i) the tenth anniversary of the date of grant of the original warrant or option, (ii) three months after termination of the optionee’s employment for any reason except death or a permanent disability, or (iii) one year after termination of the optionee’s employment by reason of death or permanent disability.

Stockholder Approval of the 2007 LTIP
      An affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the 2007 Annual Meeting is required to approve the 2007 LTIP. Shares which are voted against the approval of the 2007 LTIP, shares the holders of which abstain from voting for the approval of the 2007 LTIP, and shares held by brokers or nominees as to which (i) such brokers or nominees do not have discretionary authority to vote on this matter and (ii) instructions have not been received from the beneficial owners of such shares, or “broker non-votes,” will not be counted in the total number of shares voted for the approval of the 2007 LTIP. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.
      A copy of the 2007 LTIP is set forth in full in Exhibit A to this proxy statement. The foregoing description is a summary of some, but not all, of the essential provisions of the 2007 LTIP, and is qualified by reference to the full text of the 2007 LTIP.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2007 LTIP. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.
PROPOSAL 3. Ratification of Selection of
Independent Registered Public Accounting Firm
      The Audit Committee has selected KPMG LLP as Alleghany’s independent registered public accounting firm. Alleghany will submit a proposal to stockholders at the 2007 Annual Meeting for ratification of this selection. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as Alleghany’s independent registered public accounting firm, Alleghany believes that such ratification is desirable. If stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm. The Audit Committee may, however, select KPMG LLP notwithstanding the failure of stockholders to ratify its selection.
      The following table summarizes the fees for professional audit services rendered by KPMG LLP for the audit of Alleghany’s annual financial statements for the years 2006 and 2005, and fees KPMG LLP billed for other services rendered to Alleghany for the years ended December 31, 2006 and 2005:

	2006	2005

Audit Fees	$2,528,503	$2,652,247
Audit-Related Fees	656,200	20,000
Tax Fees	—	15,000
All Other Fees	1,500	1,500

Total	$3,177,718	$2,602,500
      The amounts shown for “Audit Fees” represent the aggregate fees for professional services KPMG LLP rendered for the audit of Alleghany’s annual financial statements for each of the last two fiscal years, and the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q, the consents for registration statements and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services KPMG LLP rendered for the audits of the effectiveness of internal control over financial reporting and management’s assessment of such effectiveness. The amounts shown for “Audit-Related Fees” represent the aggregate fees KPMG LLP billed in each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include due diligence assistance in connection with acquisitions, consultations on accounting and audit matters, the verification of certain incentive compensation calculations requested by the Board, and audit work performed on certain of Alleghany’s benefit plans. The amounts shown for “Tax Fees” represent the aggregate fees KPMG LLP billed in each of the last two fiscal years for tax compliance and review regarding the accounting treatment of various Alleghany corporate tax matters. The amount shown for “All Other Fees” in 2006 and 2005 represents the aggregate fees KPMG LLP billed in that year for access to its electronic database for accounting research.

      Audit and permissible non-audit services that KPMG LLP may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for KPMG LLP in excess of $100,000. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of KPMG LLP. All audit and permissible non-audit services in 2005 and 2006 were pre-approved pursuant to these procedures.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THE PROPOSAL MAY BE ADOPTED BY A MAJORITY OF THE VOTES CAST WITH RESPECT TO THIS PROPOSAL.
      KPMG LLP was Old Alleghany’s independent auditors from 1947 and has been Alleghany’s independent auditors since its incorporation in November 1984. Alleghany expects that a representative of KPMG LLP will be present at the 2007 Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Audit Committee Report
      The Audit Committee is currently composed of the four independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.
      In this context, the Audit Committee has met to review and discuss Alleghany’s audited financial statements as of December 31, 2006 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operation and critical accounting policies, with management and KPMG LLP, Alleghany’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. KPMG LLP reported to the Audit Committee regarding the critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the audited financial statements as of December 31, 2006 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by KPMG LLP.
      KPMG LLP provided a report to the Audit Committee describing KPMG LLP’s internal quality-control procedures and related matters. KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of KPMG LLP. All audit and permissible non-audit services in 2005 and 2006 were pre-approved pursuant to these procedures.
      Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board that the audited financial statements as of December 31, 2006 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year. The Audit Committee also selected KPMG LLP as Alleghany’s independent registered public accounting firm for the year 2007, subject to stockholder ratification.

William K. Lavin
Rex D. Adams
Dan R. Carmichael
Raymond L.M. Wong

Audit Committee
of the Board of Directors

ALL OTHER MATTERS THAT MAY COME BEFORE THE
2007 ANNUAL MEETING
      As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the 2007 Annual Meeting other than that referred to above. As to other business, if any, that may come before the 2007 Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.
EXECUTIVE OFFICERS
      The name, age, current position, date elected and five-year business history of each of our executive officers are as follows:

			Business Experience During
Name	Age	Current Position (date elected)	Last 5 Years

Weston M. Hicks	50	President, chief executive officer (since December 2004)	Executive Vice President, Alleghany (from October 2002 to December 2004); Executive Vice President and Chief Financial Officer, The Chubb Corporation (property and casualty insurance) (from June 2001 to October 2002); Chief Financial Officer, The Chubb Corporation (from May 2001 to October 2002); Senior Vice President and Financial Assistant to the Chairman, The Chubb Corporation (March 2001 to May 2001).

			Business Experience During
Name	Age	Current Position (date elected)	Last 5 Years

Roger B. Gorham	44	Senior Vice President — Finance and Investments and chief financial officer (since January 2006)	Senior Vice President — Finance and chief financial officer (from May 2005 to January 2006); Senior Vice President — Finance, Alleghany (from December 2004 to May 2005); provider of hedge fund consulting services (from December 2003 to December 2004); Senior Vice President and Chief Financial Officer, Chubb Financial Solutions (property and casualty insurance) (July 2000 to July 2003).
Robert M. Hart	62	Senior Vice President, General Counsel (since 1994) and Secretary (since 1995)	Senior Vice President, General Counsel and Secretary, Alleghany.
James P. Slattery	55	Senior Vice President — Insurance (since 2002)	Senior Vice President — Insurance, Alleghany; President, JPS & Co., LLC (insurance consulting) (from April 2001).
Jerry G. Borrelli	41	Vice President — Finance, chief accounting officer (since July 2006)	Vice President — Finance, Alleghany (from February 2006); Director of Financial Reporting, American International Group, Inc. (insurance) (from June 2003); Director of Accounting Policy and Special Projects, American International Group, Inc. (from December 1999).

COMPENSATION COMMITTEE REPORT
      The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis” appearing on pages 42 through the top of page 50 below. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year-ended December 31, 2006.

Dan R. Carmichael
William K. Lavin
James F. Will

Compensation Committee
of the Board of Directors

COMPENSATION DISCUSSION AND ANALYSIS
AND COMPENSATION MATTERS
Compensation Philosophy and General Description
      We are managed by a small professional staff, including the President, three Senior Vice Presidents and six Vice Presidents. Our executive compensation program is administered by the Compensation Committee which is composed entirely of independent directors. The Compensation Committee reviews and approves annually all compensation decisions relating to the officers named in the Summary Compensation Table, or “Named Executive Officers.” Alleghany’s Senior Vice President, General Counsel and Secretary, Robert M. Hart, supports the Compensation Committee in its work. In addition, the Compensation Committee engages Pearl Meyer & Partners, as independent outside compensation consultant, to advise the Compensation Committee on executive compensation matters. Pearl Meyer & Partners also advise the Compensation Committee and management on various executive compensation matters involving Alleghany’s subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by Pearl Meyer & Partners and fees Alleghany pays to Pearl Meyer & Partners. Compensation adjustments and awards are made annually by the Compensation Committee at a meeting in December or January.
      Our corporate objective is to create stockholder value through the ownership and management of a small group of operating businesses and investments, anchored by a core position in property and casualty insurance. In this regard, we seek to increase book value per share at double digit rates over the long term without employing excessive amounts of financial leverage or taking undue amounts of operating risk. The intent of our executive compensation program is to provide competitive total compensation to the Named Executive Officers on a basis, as discussed below, that links their interests with the interests of our stockholders in creating stockholder value.
      In evaluating our executive compensation program, the Compensation Committee has been advised from time to time by Pearl Meyer & Partners as to the compensation levels of other companies, including companies much larger than ours, that might compete with us for executive talent. Competitive market data was developed by Pearl Meyer & Partners from several different sources, including proxy statements of companies similar in industry, scope or size to us and various published compensation survey sources. We do not seek to set our executive compensation to any benchmarks or peer group, but use the competitive market data to provide insights into our compensation levels, mix and strategies. Our senior officers have all been recruited in mid-career and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. Rather, we also compete by offering a unique professional opportunity to work in a high integrity environment where the focus is on building long-term stockholder value.
      A significant portion of the Named Executive Officers’ compensation is tied to Alleghany’s financial performance. In this regard, of the 2006 direct compensation components which are discussed below and set forth in the Summary Compensation Table (consisting of salary, annual cash incentive compensation and long-term equity based incentives), the percentage dependent on our financial performance is as follows:

•	90.6% for Mr. Hicks,

•	63.6% for Mr. Gorham

•	68.0% for Messrs. Hart and Slattery and

•	41.4% for Mr. Borrelli.
Although our compensation is largely performance based, we do not seek to incent performance by employing excessive amounts of financial leverage or taking undue amounts of operating risk. Thus, annual cash incentive compensation and long-term equity based incentives are “capped” at a maximum payout once a certain level of financial performance is attained. Finally, we do not grant stock options to our officers. Our goal is to promote management action aimed at growing the intrinsic value of our common stock and not just its market price. We believe that over time intrinsic value should be reflected in the market price of our common stock.
      The components of compensation paid to the Named Executive Officers in 2006 consisted principally of:

•	Salaries

•	Annual cash incentive compensation

•	Annual grants of long-term equity based incentives

•	Retirement benefits

•	Savings benefits under our Deferred Compensation Plan
      In determining Mr. Hicks’s 2006 compensation, the Compensation Committee reviewed all components of Mr. Hicks’s 2005 compensation, including annual salary, annual cash bonus under the 2005 MIP, long-term incentive compensation under the 2002 LTIP, values of previous awards of restricted stock, benefits under Alleghany’s Deferred

Compensation Plan, Retirement Plan and the medical, long-term disability and other employee welfare plans, and the dollar value to Mr. Hicks and cost to Alleghany of all perquisites and other personal benefits.
Components of Compensation
      Set out below in more detail is a description and analysis of the components of our compensation program.
Salary
      We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with Pearl Meyer & Partners, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations.
Annual Cash Incentive Compensation
      We pay annual cash bonuses to the Named Executive Officers under our 2005 MIP. Target annual incentive awards are stated as a percentage of each Named Executive Officer’s base salary. Target bonus opportunities for 2006 were 100% of salary for Mr. Hicks, 60% of salary for each of Messrs. Gorham, Hart and Slattery and 40% for Mr. Borrelli. Maximum bonus opportunities for 2006 were 150% of target award. Target annual incentive awards in respect of performance for 2006 were made by the Compensation Committee on January 17, 2006.
      Payout of annual cash incentive compensation under the 2005 MIP is tied to the achievement of specified financial performance objectives subject to reduction in respect of individual goals for Named Executive Officers other than the President. Mr. Hicks’ annual cash incentive compensation is tied exclusively to such financial performance objectives. For 2006, bonus opportunities were specifically subject to reduction in respect of personal goals of up to 30 percent in the case of Messrs. Gorham, Hart and Slattery and up to 50 percent in the case of Mr. Borrelli. Mr. Hicks evaluates Messrs. Gorham, Hart, Slattery and Borelli on achievement of their respective individual goals and makes a recommendation regarding any reductions to the Compensation Committee. In addition, the Compensation Committee has authority under the 2005 MIP to reduce incentive payouts, individually or in the aggregate, in any amounts, based on such criteria as it shall determine. The Compensation Committee does not have authority to increase payouts above the amount of the awarded opportunity that has been earned by achievement of the specified financial objectives.
      The 2006 financial performance objectives established by the Compensation Committee for annual incentive awards were based on “Adjusted Earnings Per Share” as compared with “Target Plan Earnings Per Share.”

•	“Target Plan Earnings Per Share” means earnings per share of our common stock as set forth in the strategic plan approved by our Board for the relevant year, less the amount of RSUI catastrophe losses reflected in such plan.

•	“Adjusted Earnings Per Share” means the earnings per share as reported in our audited financial statements for the relevant year less RSUI catastrophe losses and realized gains and losses on strategic investments in that year as reflected in our financial statements and adjusted for any stock dividends paid during the year.
      The adjustment relating to the impact of catastrophe losses acknowledges that Alleghany is a significant writer of catastrophe exposed property insurance and that management cannot predict the occurrence and severity of catastrophe losses in any year. The adjustment relating to realized gains and losses on strategic investments acknowledges that Alleghany periodically has significant strategic investments, consisting in 2006 of its investment in Burlington Northern Santa Fe Corporation, and that the timing of any sales of such investments are driven by the needs of the business and are not generally predictable. Thus, the annual incentive financial performance goal measures management’s operational performance during the year against its operating plan. Since our long-term incentive awards are based upon growth in book value per share, the economic impact of catastrophe losses and gains and losses on strategic investments are fully reflected in the long-term incentives.
      Target bonus opportunities for 2006 awards under the 2005 MIP were to be earned if Adjusted Earnings Per Share were equal to Target Plan Earnings Per Share. For any amounts to be earned, Adjusted Earnings Per Share were required to exceed 80 percent of Target Plan Earnings Per Share, and maximum bonus opportunities were to be earned if Adjusted Earnings Per Share were 110 percent of Target Plan Earnings Per Share. Alleghany’s Target Plan Earnings Per Share for 2006 were $22.36 and Adjusted Earnings Per Share for 2006 were $30.59 per share, exceeding 110 percent of Target Plan Earnings Per Share for 2006. Thus, the maximum amount of the 2006 awards was earned for attainment of the performance goal prior to any reductions by the Compensation Committee relating to personal goals or other considerations.

      On December 19, 2006, Alleghany made awards to the Named Executive Officers under the 2005 MIP in respect of performance for 2007 to be paid out, if earned, in 2008. The target award, which is two-thirds of the maximum award, for each of the officers was as follows: $1,000,000 for Mr. Hicks, $306,000 for Mr. Gorham, $318,000 for Mr. Hart, $282,000 for Mr. Slattery and $128,000 for Mr. Borrelli. These amounts are not included in the 2006 Grants of Plan-Based Awards table on page 56 and will be reported in this table in our 2008 Proxy Statement. Our Compensation Committee’s general practice to make awards under the 2005 MIP in December or January of each year.
Long-Term Equity Based Incentive Compensation
      We pay long-term incentive compensation to the Named Executive Officers under our 2002 LTIP. Such long-term incentive awards under the 2002 LTIP, including awards for the award period beginning January 1, 2006, are intended to promote accomplishment of our stated principal financial objective to grow Alleghany’s book value per share of common stock at double digit rates over the long-term.
      Historically, long-term incentives have been in the form of performance shares, and in a few cases, performance-based restricted stock. For the 2006-2009 award period, the Compensation Committee based the number of performance shares awarded to the Named Executive Officers upon a percentage of such executive officer’s 2006 salary divided by the average closing price of our common stock in December 2005. Such percentages of 2006 salary were 200% for Mr. Hicks, 120% for each of Messrs. Gorham, Hart and Slattery and 60% for Mr. Borrelli.
      The performance shares awarded for the 2006-2009 award period entitle the holder thereof to payouts in cash and/or common stock, in such proportion as is determined by the Compensation Committee, up to a maximum amount equal to the value of one and one-half shares of common stock on the payout date for each performance share awarded. The Compensation Committee determines payouts with respect to such performance shares as follows:

•	maximum payouts will be made only if average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2002 LTIP) equals or exceeds 10.5 percent as measured from a specified base of $231.72 per share, as adjusted for stock dividends (determined by reference to the estimated book value for year-end 2005) in the 2006-2009 award period,

•	target payouts will be made at 100 percent if such growth equals 7%,

•	no payouts will be made if such growth is less than 3.5%; and

•	payouts for growth between 3.5% and 10.5% will be determined by straight line interpolation.
      The Compensation Committee determined the 7% target growth requirement based on the economic conditions at the time of grant, taking into account the average risk free return of the 10-year treasury for the preceding year and prevailing equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the stock market as reported by Value Line.
      The Compensation Committee has broad authority to reduce payouts of performance shares but, except for dilution and other adjustments required by the 2002 LTIP, it does not have authority to make adjustments that would increase payouts. As noted elsewhere in this Proxy Statement, the 2002 LTIP expired on December 31, 2006 and the Board has adopted the 2007 Long-Term Incentive Plan, or “2007 LTIP,” subject to approval of our stockholders at the 2007 Annual Meeting. The 2007 LTIP is essentially the same as the 2002 LTIP.
      On December 19, 2006, Alleghany awarded performance shares to the Named Executive Officers under the 2002 LTIP for the four-year award period commencing January 1, 2007. The amounts and grant date fair value, calculated in accordance with SFAS 123R, of such awards for each Named Executive Officer is as follows:

	Performance	Grant Date
Name	Shares Awarded (#)	Fair Value

Weston M. Hicks	5,807	$2,075,422
Roger B. Gorham	1,777	$635,100
Robert M. Hart	1,846	$659,760
James P. Slattery	1,637	$585,064
Jerry G. Borrelli	557	$199,072
      These amounts are not included in the Grants of Plan Based Awards table on page 56 or in the Outstanding Equity Awards at 2006 Fiscal Year End table on page 62, and will be reported in these tables in our 2008 Proxy Statement. Our Compensation Committee’s general practice to make awards under any long-term incentive plan in December or January of each year.
Retirement Plan
      We offer retirement plan benefits to all our employees. Retirement benefits for our Named Executive Officers are provided under an executive officers’ retirement plan, or the “Retirement Plan.” We believe the Retirement Plan is a competitive advantage in helping

Alleghany attract senior “mid-career” level talent. In addition, because a significant portion of compensation for our Named Executive Officers is contingent on financial performance objectives, the benefits offered by the Retirement Plan provide an important stable component of total compensation. Under the Retirement Plan, a participant must have completed five years of service with Alleghany or a subsidiary of Alleghany before he or she is vested in, and thus has a right to receive, any retirement benefits following his or her termination of employment. The annual retirement benefit under the Plan, if paid in the form of a joint and survivor life annuity to a participant who retires on reaching age 65 with 15 or more years of service, is equal to 67 percent of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. We do not take payouts of long-term incentives into account in computing retirement benefits. During 2006, we amended the Retirement Plan to adopt the benefit formula summarized in the narrative following the Pension Benefits table contained on page 65, and in a number of other respects, including to eliminate a certain tax gross-up, to require longer service for subsidized early retirement benefits, to eliminate an actuarial subsidy for lump sum payouts and to require a minimum period of service for all benefits.
Deferred Compensation Plan
      In addition to providing an opportunity to defer income, Alleghany’s Deferred Compensation Plan includes a savings benefit pursuant to which an amount equal to 15% of a participant’s salary is credited annually to a prime rate or Alleghany common stock account for the participant and paid out at five-year intervals or such longer period as the participant may elect. As with our retirement plan benefits, because a significant portion of compensation for our Named Executive Officers is contingent on financial performance objectives, the benefits offered by the Deferred Compensation Plan provide a stable component of total compensation.
Perquisites
      Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2006, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.
Financial Statement Restatements
      It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance measures that were subsequently the subject of a restatement or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any individual officer.
Stock Ownership Guidelines
      We expect our executive officers to achieve ownership of our common stock, based upon a multiple of base salary; for our President and chief executive officer, the multiple is five times base salary, for Senior Vice Presidents, the multiple is three times base salary and for Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75 percent of the shares of common stock they receive (net of taxes) in respect of awards under our long-term incentive plans until they achieve their applicable ownership level, and they are expected to maintain such a level thereafter.
Tax Considerations
      We are not allowed a deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general, “covered employees” include our President and our four other most highly compensated executive officers who are in our employ and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved.
      Although the Compensation Committee believes that establishing appropriate compensation arrangements to retain and incentivize our executive officers best serves our interests and the interests of our stockholders, the Compensation Committee also believes that appropriate consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers. In this regard, all of the amounts identified under the Non-equity Incentive Plan column of the Summary Compensation Table paid to Messrs. Hicks, Gorham, Hart, Slattery and Borrelli, all of the performance shares awarded to the Named Executive Officers as well as restricted stock awards to such officers, are intended to qualify as “performance-based compensation” for purposes of Section 162(m).
Payments upon Termination of Employment
      Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are generally available to all salaried employees, are described below.
      Pursuant to his employment agreement with Alleghany, Mr. Hicks would be entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for cause or in the event of his death or disability.
      The agreements providing for the restricted stock awards to Messrs. Hicks and Gorham and the restricted stock unit matching grant award to Mr. Hicks, as described on pages 58 through 60, each provides for the pro rata payment of such award in the event of the termination of employment other than for cause or in the case of death or disability. Such pro rata payout would be based upon the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination as determined by the Compensation Committee. The foregoing agreements generally define “cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of Directors of Alleghany, as well as the President in Mr. Gorham’s case, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties.
      Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. Further, we do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment.
      A number of the plans described in this proxy statement have provisions that may result in payments upon termination of employment under certain circumstances. Awards under our 2002 LTIP provide for the pro rata payment of outstanding awards in the event of the termination of employment prior to the end of the award period. With respect to awards under the 2002 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, as determined in good faith by the Compensation Committee.
      Our 2005 MIP also provides for the pro rata payment of outstanding awards in the event of a participant’s death or disability prior to the end of the award period, as determined by the Compensation Committee in its discretion. The pro rata payment would be based on such factors as the Compensation Committee, in its discretion, determines, but generally would be based on the elapsed portion of the award period and the achievement of the objectives set for such award period. In addition, if a participant’s employment with Alleghany is otherwise terminated during an award period, the Compensation Committee, in its discretion, will determine the amount, if any, of the outstanding award payable to such participant. Whether such payments are made, and the determination of the amount of such payments based on the plan’s provisions, are subject to the sole discretion of the Compensation Committee in its administration of those plans.
      Additional payments upon any termination of employment would be made under our Retirement Plan, and Executive Retiree Health Plan, or “Post-Retirement Medical Plan,” as long as the employee is eligible to receive benefits under the Retirement Plan at the time of the termination of employment. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. A termination of employment will not cause an enhanced or accelerated payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on pages 65 through 68, and information with respect to the Deferred Compensation Plan is set forth on pages 68 through 70.

      The table below provides information regarding the amounts that each of our Named Executive Officers would be eligible to receive upon any termination of employment other than for cause, as if such termination of employment occurred on December 31, 2006:

		Payments under
	Severance	Restricted Stock and					Post-
	under	Restricted Stock Unit				Deferred	retirement
	Employment	Matching Grant Award	2002 LTIP	2005 MIP	Retirement	Compensation	Medical
	Agreement	Agreements (2)	(3)	(4)	Plan (5)	Plan (6)	Plan (7)	Total

Weston M. Hicks	$1,000,000 (1)	$19,491,700	$6,888,000	$1,200,000	—	$481,668	—	$29,061,368
Roger B. Gorham	—	$672,293	$1,664,500	$441,000	—	$141,469	—	$2,919,262
Robert M. Hart	—	—	$4,046,747	$459,000	$1,581,838	$954,157	$161,650	$7,203,392
James P. Slattery	—	—	$3,562,037	$405,000	$2,069,004	$356,108	$154,986	$6,547,135
Jerry G. Borrelli	—	—	$376,172	$174,000	—	$37,902	—	$588,074

(1)	This amount would be paid by Alleghany in the form of continued payments of base salary.

(2)	Reflects a one-time payment by Alleghany of award amounts payable to Mr. Hicks under his 2002 and 2004 restricted stock agreements and his 2002 restricted stock unit agreement and to Mr. Gorham under his 2004 restricted stock agreement based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, assuming that the Compensation Committee has exercised its discretion to make such payments in accordance with the terms of the restricted stock and restricted stock unit matching agreements. The terms of these agreements are described on pages 58 through 60. With respect to the amount reflected for Mr. Hicks, $12,748,965 million reflects amounts paid to Mr. Hicks in February 2007 upon the vesting of his 2002 restricted stock award.

(3)	Reflects a one-time payment by Alleghany of all outstanding LTIP awards, including amounts paid in February 2007 for the award period ending December 31, 2006, based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, in accordance with the terms of the awards.

(4)	Reflects a one-time payment by Alleghany of annual incentive earned in respect of 2006 under the 2005 MIP, subject to downward adjustment in the discretion of the Compensation Committee. These amounts, earned in respect of 2006 performance, were paid to the Named Executive Officers in February 2007 and are reported in the Summary Compensation Table on page 54.

(5)	Reflects a lump sum payment by Alleghany of vested pension benefits, computed as of December 31, 2006, under the Retirement Plan to Messrs. Hart and Slattery. No other Named Executive Officer was vested in the Retirement Plan as of December 31, 2006. The determination of these pension benefits are described in more detail on pages 65 through 68. Does not include retiree life insurance death benefit, equal to the annual salary of a participant at the date of retirement, payable to Messrs. Hart and Slattery. No other Named Executive Officer was vested in such retiree life insurance death benefit as of December 31, 2006.

(6)	Reflects a one-time payment by Alleghany of the aggregate vested account balance at December 31, 2006 of the Named Executive Officer’s savings benefit under the Deferred Compensation Plan.

(7)	Reflects accumulated accrued benefit under our Post-Retirement Medical Plan for Messrs. Hart and Slattery. No other Named Executive Officer was eligible to receive benefits under this plan at such date. Under the Post-Retirement Medical Plan, Alleghany would pay two-thirds of coverage premium and the Named Executive Officer would pay one-third of the coverage premium. Alleghany may terminate the Post-Retirement Medical Plan at any time.

EXECUTIVE COMPENSATION
      The information under this heading relates to the compensation of Alleghany’s Named Executive Officers during 2006. Alleghany does not use stock options to compensate its employees, including its Named Executive Officers. As a result, all tables contained under this heading “Executive Compensation” omit columns pertaining to stock options.
SUMMARY COMPENSATION TABLE

								Change in Pension
								Value and
							Non-Equity	Nonqualified
							Incentive Plan	Deferred	All Other
Name and						Stock	Compensation	Compensation	Compen-
Principal Position	Year	Salary		Bonus		Awards(1)	(2)	Earnings(3)	sation(4)	Total

Weston M. Hicks,	2006	$800,000		—		$6,527,614	$1,200,000	$856,009	$150,995	$9,534,618
President and chief executive officer
Roger B. Gorham,	2006	$490,000		—		$781,053	$441,000	$173,622	$93,997	$1,979,672
Senior Vice President-Finance and Investments and chief financial officer
Robert M. Hart,	2006	$510,000		—		$1,052,687	$459,000	$1,006,955	$103,875	$3,132,517
Senior Vice President, General Counsel and Secretary
James P. Slattery,	2006	$450,000		—		$927,032	$405,000	$393,476	$86,343	$2,261,851
Senior Vice President-Insurance
Jerry G. Borrelli,	2006	$262,538	(5)	$100,000	(6)	$234,247	$174,000	$64,190	$53,450	$888,425
Vice President and chief accounting officer

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123R, of (i) all performance shares awarded to such Named Executive Officers under the 2002 LTIP and outstanding during 2006, and (ii) for Messrs. Hicks and Gorham, outstanding restricted stock and stock unit awards. See Note 10 to the consolidated financial statements of Alleghany contained in its Annual Report on Form 10-K for the year ended December 31, 2006 for assumptions underlying the valuation of stock-based awards. Amounts in this column for Mr. Borrelli reflect the award of additional performance shares in connection with his commencement of employment with Alleghany in February 2006 as described in more detail in Note 4 to the Grants of Plan-Based Awards table on pages 56 and 57.

(2)	Represents cash incentive earned in respect of 2006 pursuant to an award under the 2005 MIP.

(3)	Reflects change in pension value. Of such amounts, $244,420 for Mr. Hicks and $505,117 for Mr. Hart resulted from amendments to Alleghany’s Retirement Plan as described on page 67. For Messrs. Gorham, Slattery and Borrelli, the amendments resulted in a decrease which partially offset their respective change in pension value during 2006.

(4)	Reflects the following items:

•	Post-retirement medical plan: $17,436 for Mr. Hicks, $11,028 for Mr. Gorham, $8,613 for Mr. Hart, $6,162 for Mr. Slattery and $8,431 for Mr. Borrelli, representing the change in Post-Retirement Medical Plan benefit value during 2006.

•	Tax reimbursement: Payments of $5,763 to Mr. Hicks, $4,131 to Mr. Gorham, $8,024 to Mr. Hart, $5,763 to Mr. Slattery and $3,167 to Mr. Borrelli, representing the reimbursement of taxes, and the reimbursement itself, on income imputed to them pursuant to Alleghany’s long-term disability and group term life insurance policies.

•	Life insurance: Payments of $7,796 to Mr. Hicks, $5,588 to Mr. Gorham, $10,854 to Mr. Hart, $7,026 to Mr. Slattery and $4,284 to Mr. Borrelli which are equal to the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance maintained by Alleghany on their behalf. The life insurance policies provide a death benefit to each such officer if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death.

•	Savings benefits: Savings benefits of $120,000 for Mr. Hicks, $73,250 for Mr. Gorham, $76,384 for Mr. Hart, $67,392 for Mr. Slattery and $37,568 for Mr. Borrelli, credited by Alleghany to each of them pursuant to the Deferred Compensation Plan. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan are set out on pages 68 to 70 in the narrative accompanying the “Nonqualified Deferred Compensation” table.

(5)	Represents pro rata portion of 2006 annual base salary of $290,000, reflecting Mr. Borrelli’s commencement of employment with Alleghany in February 2006.

(6)	Represents a bonus paid to Mr. Borrelli upon the commencement of his employment with Alleghany in February 2006.

GRANTS OF PLAN-BASED AWARDS IN 2006

								All Other
								Stock
								Awards:
								Number of	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts			Shares of	Fair Value
		Non-Equity Incentive			Under Equity Incentive			Stock or	of Stock
Name	Grant Date	Plan Awards(1)			Plan Awards(2)			Units (#)	Awards(3)

		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)

Weston M. Hicks	Jan. 17, 2006	$40,000	$800,000	$1,200,000	1,706	5,687	8,531	—	$2,338,807
Roger B. Gorham	Jan. 17, 2006	$14,700	$294,000	$441,000	627	2,090	3,135	—	$859,523
Robert M. Hart	Jan. 17, 2006	$15,300	$306,000	$459,000	640	2,175	3,263	—	$894,480
James P. Slattery	Jan. 17, 2006	$13,500	$270,000	$405,000	565	1,920	2,880	—	$789,610
Jerry G. Borrelli(4)	Feb. 27, 2006	$5,800	$116,000	$174,000	185	619	929	—	$257,278
	Feb. 27, 2006	—	—		160	356	534	—	$147,966
	Feb. 27, 2006	—	—		112	267	401	—	$110,975
	Feb. 27, 2006	—	—		75	179	269	—	$74,399

(1)	Reflects awards made in January and February 2006 pursuant to the 2005 MIP. Threshold amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 81 percent of Target Plan Earnings Per Share and maximum amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 110 percent of Target Plan Earnings Per Share. Does not reflect awards made in December 2006 pursuant to the 2005 MIP which are described on page 46.

(2)	Reflects gross amount of performance shares payable in connection with awards of performance shares made in January and February 2006 for the 2006-2009 award period under the 2002 LTIP. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 3.6% in the award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 7 percent in the 2006-2009 award period; and Maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 10.5 percent in the 2006-2009 award period. Does not reflect awards for the 2007-2010 award period which were made in December 2006 pursuant to the 2002 LTIP and are described on page 47.

(3)	Reflects 2006 SFAS 123R value of performance share awards made in 2006 under the 2002 LTIP, as adjusted for dividends, assuming payouts at maximum.

(4)	Amounts reflect performance share awards made to Mr. Borrelli under the 2002 LTIP in connection with his commencement of employment at Alleghany in February 2006 as follows: (i) 619 performance shares for the four-year award period ending December 31, 2009, (ii) 356 performance shares for the three-year award period ending December 31, 2008, (iii) 267 performance shares for the two-year award period ending December 31, 2007, and (iv) 179 performance shares for the one-year award period ending December 31, 2006.

Employment Agreement with Weston M. Hicks
      On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Hicks’s salary is to be reviewed annually.

•	If Mr. Hicks’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of Directors of Alleghany after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of your duties; and “Total Disability” is defined as Mr. Hicks’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•	Mr. Hicks and Alleghany entered into a restricted stock award agreement dated as of October 7, 2002, whereby Mr. Hicks received an award of 32,473 performance-based, restricted shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP. Material terms of the restricted stock agreement are discussed below. On February 27, 2007, the Compensation Committee determined that the performance measure for such award had been achieved and as a result, the restricted stock award of 32,473 shares have vested.

•	Mr. Hicks and Alleghany entered into a restricted stock unit matching grant agreement dated as of October 7, 2002, whereby Mr. Hicks received a restricted stock unit matching grant under the 2002 LTIP of two restricted stock units for every share of common stock Mr. Hicks purchased or received pursuant to stock dividends on those purchased shares on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 purchased shares. Material terms of this matching grant agreement are discussed below.

•	Mr. Hicks received a second grant of 27,060 performance-based, restricted shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP upon his election as chief executive officer of Alleghany which has comparable terms and conditions as the 2002 grant of restricted shares, except that performance measurement periods commenced at the time Mr. Hicks became chief executive officer of Alleghany in December 2004. Material terms of this restricted stock agreement are discussed below.
2002 Restricted Stock Award to Mr. Hicks
      Pursuant to a restricted stock award agreement dated as of October 7, 2002, Mr. Hicks received a restricted stock award of 32,473 shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP, which will vest:

(i) if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10 percent or more as measured over a calendar year period commencing January 1, 2003 and ending on December 31, 2006, 2007, 2008 or 2009, or

(ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2009, when Alleghany achieves average annual compound growth in Stockholders’ Equity Per share equal to 7 percent or more as measured over a calendar year period commencing January 1, 2003 and ending on December 31, 2010, 2011 or 2012.
On February 27, 2007, the Compensation Committee determined that average annual growth in Stockholders’ Equity Per Share for the period January 1, 2003 through December 31, 2006 exceeded 10% and as a result, the restricted stock award of 32,473 shares vested.
2002 Restricted Stock Unit Matching Grant Award to Mr. Hicks
      Pursuant to the terms of a restricted stock unit matching grant agreement dated as of October 7, 2002, Mr. Hicks received a restricted stock unit matching grant under the 2002 LTIP of two restricted stock units for every share of common stock Mr. Hicks purchased or received pursuant to stock dividends on those purchased shares, or “Owned Shares,” on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 Owned Shares (in each case subject to increase to reflect any stock dividend paid in 2003). On August 25, 2003, Mr. Hicks purchased 10,000 shares of common stock and, accordingly, Alleghany credited him with 21,224 restricted stock units, as adjusted for stock dividends.
      These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Hicks to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the matching grant agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Hicks is entitled to payment. All of the restricted stock units vest on October 7, 2012 and are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine, on the date of the filing of Alleghany’s Annual Report on Form 10-K in respect of the year in which Mr. Hicks’s employment is terminated for any reason. If Mr. Hicks is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the matching grant agreement) prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10 percent of such account for each full year of employment with Alleghany measured from October 7, 2002.
      Mr. Hicks must maintain unencumbered beneficial ownership of the Owned Shares continuously throughout the period commencing with the initial purchase of Owned Shares and ending October 7, 2012 or the earlier date of a pro rata payout. To the extent he fails to do so, he will forfeit two restricted stock units for each Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time. If, prior to October 7, 2012, Mr. Hicks voluntarily terminates his employment or Alleghany terminates Mr. Hicks’s employment for Cause, all of the restricted units shall be forfeited. Mr. Hicks may not transfer the restricted stock units and has no voting or other rights in respect of the restricted stock units.
2004 Restricted Stock Award to Mr. Hicks
      Upon his appointment as President and chief executive officer of Alleghany on December 31, 2004, Mr. Hicks received a restricted stock award of 27,060 shares of common stock (as adjusted for stock dividends paid since the date of his employment agreement) under the 2002 LTIP as set forth in a restricted stock award agreement dated as of December 31, 2004 between Mr. Hicks and Alleghany. This restricted stock award has comparable terms and conditions as his 2002 restricted stock award except that the performance measurement periods commence on January 1, 2005 and end on December 31, 2008, 2009, 2010 or 2011 in the case of clause (i) above with respect to his 2002 restricted stock award and end on December 31, 2012, 2013 and 2014 in the case of clause (ii) above with respect to his 2002 restricted stock award. If the performance goals are not achieved as of December 31, 2014, Mr. Hicks will forfeit all of the restricted shares. If Alleghany terminates Mr. Hicks’s employment after December 31, 2006 other than for Cause or Total Disability (as defined in the new award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 27,060 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.
2004 Restricted Stock Award to Mr. Gorham
      In connection with commencing employment with Alleghany as Senior Vice President — Finance, Alleghany and Mr. Gorham entered into a restricted stock award agreement dated as of December 21, 2004. Under this award agreement, Mr. Gorham received a restricted stock award of 3,709 shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP, which will vest:

(i) if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10 percent or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011, or

(ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in Stockholders’ Equity Per share equal to 7 percent or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.
If the performance goals are not achieved as of December 31, 2014, Mr. Gorham will forfeit all of the restricted shares. If Mr. Gorham’s employment with Alleghany is terminated for any reason prior to the occurrence of any vesting date, he shall forfeit his interest in any restricted shares that have not yet vested; however, if Alleghany terminates Mr. Gorham’s employment after December 31, 2006 other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the required period of time, that number of restricted shares equal to 3,709 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

Performance Share Award to Mr. Gorham
      In connection with commencing employment with Alleghany in December 2004, Alleghany awarded Mr. Gorham performance shares under the 2002 LTIP as follows:

•	1,686 performance shares, as adjusted for stock dividends, for the four-year award period ending December 31, 2008, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one and one-half shares of common stock on the payout date for each performance share awarded;

•	1,264 performance shares, as adjusted for stock dividends, for the three-year award period ending December 31, 2007, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one share of common stock on the payout date for each performance share awarded; and

•	843 performance shares, as adjusted for stock dividends, for the two-year award period ending December 31, 2006, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one share of common stock on the payout date for each performance share awarded.
Performance Share Award to Mr. Borrelli
      In connection with commencing employment with Alleghany in February 2006, Alleghany awarded Mr. Borrelli performance shares under the 2002 LTIP as follows:

•	619 performance shares, as adjusted for stock dividends, for the four-year award period ending December 31, 2009, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one and one-half shares of common stock on the payout date for each performance share awarded;

•	356 performance shares, as adjusted for stock dividends, for the three-year award period ending December 31, 2008, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one share of common stock on the payout date for each performance share awarded;

•	267 performance shares, as adjusted for stock dividends, for the two-year award period ending December 31, 2007, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one share of common stock on the payout date for each performance share awarded; and

•	179 performance shares, as adjusted for stock dividends, for the one-year award period ending December 31, 2006, which entitle him to a payout of cash and/or common stock up to a maximum amount equal to the value of one share of common stock on the payout date for each performance share awarded.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Stock Awards

						Equity Incentive Plan
				Equity Incentive Plan		Awards: Market or
	Number of		Market Value of	Awards: Number of		Payout Value of
	Shares or Units		Shares or Units	Unearned Shares,		Unearned Shares,
	of Stock That		of Stock That	Units or Other Rights		Units or Other Rights
	Have Not		Have Not	That Have Not		That Have Not
Name	Vested (#)		Vested ($)	Vested (#)		Vested ($)

Weston M. Hicks	—		—	8,277	(1)	$3,009,517
	—		—	8,075	(2)	$2,935,888
	—		—	6,599	(3)	$2,399,215
	—		—	8,531	(4)	$3,101,690
	—		—	32,473	(5)	$11,807,183
	—		—	27,061	(6)	$9,389,380
	21,224	(7)	$7,717,046

Roger B. Gorham	—		—	1,265	(1)	$459,772
	—		—	1,896	(2)	$689,386
	—		—	2,529	(3)	$919,544
	—		—	3,135	(4)	$1,139,886
	—		—	3,709	(8)	$1,348,592

Robert M. Hart	—		—	5,394	(1)	$1,961,258
	—		—	4,878	(2)	$1,773,641
	—		—	3,555	(3)	$1,292,598
	—		—	3,263	(4)	$1,186,245

James P. Slattery	—		—	4,748	(1)	$1,726,191
	—		—	4,292	(2)	$1,560,389
	—		—	3,129	(3)	$1,137,704
	—		—	2,880	(4)	$1,047,168

Jerry G. Borrelli	—		—	269	(1)	$97,627
	—		—	401	(2)	$145,622
	—		—	534	(3)	$194,162
	—		—	929	(4)	$337,603

(1)	Performance shares under the 2002 LTIP, calculated at maximum pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2006.

(2)	Performance shares under the 2002 LTIP, calculated at maximum pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2007.

(3)	Performance shares under the 2002 LTIP, calculated at maximum pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2008.

(4)	Performance shares under the 2002 LTIP, calculated at maximum pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2009.

(5)	Restricted stock award under the 2002 LTIP which vests after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10 percent or more over a calendar year period commencing on January 1, 2003 and ending on December 31, 2006, 2007, 2008 or 2009. This restricted stock award was paid in February 2007.

(6)	Restricted stock award under the 2002 LTIP which vests (i) after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10 percent or more over a calendar year period commencing on January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011 or (ii) if such performance goal has not been achieved as of December 31, 2011, after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7 percent or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. If the performance goals are not achieved as of December 31, 2014, all of the restricted stock will be forfeited. If Alleghany terminates Mr. Hicks’s employment after December 31, 2006 other than for Cause or Total Disability, and the 7 percent performance goal has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 27,060 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

(7)	Restricted stock units under the 2002 LTIP vest on October 7, 2012. As further described on pages 58 and 59, if Mr. Hicks is terminated without Cause or by reason of his death or Total Disability prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10 percent of such account for each full year of employment with Alleghany measured from October 7, 2002.

(8)	Restricted stock award under the 2002 LTIP which vests (i) after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10 percent or more over a calendar year period commencing on January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011 or (ii) if such performance goal has not been achieved as of December 31, 2011, after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7 percent or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. If Alleghany terminates Mr. Gorham’s employment after December 31, 2006 other than for Cause or Total Disability, and the 7 percent performance goal has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 3,709 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

2006 Stock Vested

	Stock Awards(1)

	Number of Shares	Dollar Value
Name	Acquired on Vesting	Realized on Vesting

Weston M. Hicks	3,361	$949,936
Roger B. Gorham	268	$75,746
Robert M. Hart	3,355	$948,240
James P. Slattery	2,719	$768,485
Jerry G. Borrelli	—	—

(1)	Reflects the gross amount of performance shares which vested upon certification of performance by the Compensation Committee on February 27, 2006 with respect to the award period ending December 31, 2005. Payouts of such performance shares were made at maximum as the average annual compound growth in Alleghany’s Earnings Per Share, as defined by the Compensation Committee pursuant to the 2002 Long-Term Incentive Plan, exceeded 12% in the award period, measured from a base of $9.50, as adjusted for stock dividends. Of the gross share amounts reported above, the performance shares were settled in cash (representing the minimum statutory withholding requirements in respect of the award) and in common stock, as follows:

Name	Net Share Portion of Award	Cash Portion of Award

Weston M. Hicks	1,956	$397,102
Roger B. Gorham	177	$25,720
Robert M. Hart	2,135	$344,815
James P. Slattery	1,806	$258,046
Pension Benefits

		Number of				Payments
		Years of		Present Value		During
		Credited		of Accumulated		Last
Name	Plan Name	Service		Benefit(1)		Fiscal Year

Weston M. Hicks	Alleghany Corporation Retirement Plan	4		$1,847,502		—
Roger B. Gorham	Alleghany Corporation Retirement Plan	2		$304,040		—
Robert M. Hart	Alleghany Corporation Retirement Plan	17	(2)	$1,006,955	(3)	—
James P. Slattery	Alleghany Corporation Retirement Plan	5		$1,313,960		—
Jerry G. Borrelli	Alleghany Corporation Retirement Plan	1		$64,190		—

(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2006 (after giving effect to reduction for earlier benefit payments) by the Named Executive Officers, based in part on their years of service as of such date, as indicated in the table. The estimated present values are also based in part on the Named Executive Officers’ average compensation as of December 31, 2006 as determined under the Retirement Plan, which was $1,606,892 for Mr. Hicks; $802,016 for Mr. Gorham; $835,585 for Mr. Hart; $729,018 for Mr. Slattery; and $464,000 for Mr. Borrelli. The actuarial assumptions used to compute the present values are: a discount rate of 5.75% for pre-retirement interest, a 30 year treasury rate of 4.68% for post-retirement interest and the unloaded 1994 group annuity reserving unisex (projected 8 years) mortality table.

(2)	Includes five years of service granted by the Board to Mr. Hart in connection with the commencement of his employment with Alleghany, in addition to the actual number of his years of service with Alleghany. The present value of his accumulated benefit shown in the above table would be lower by approximately $1,006,955 if these additional five years were not so included.

(3)	The present value of Mr. Hart’s accumulated benefit was reduced by $5,757,308, which represents the present value of an earlier payment made to him from the Retirement Plan.
      The Retirement Plan provides retirement benefits for our employees who are elected officers and are designated as participants by the Board, including its Named Executive Officers. The retirement benefits are paid, following termination of employment, in the form of an annuity for the joint lives of a participant and his or her spouse or, alternatively, actuarially equivalent forms of benefits, including a lump sum. A participant must have completed five years of service with us before he or she is vested in, and thus has a right to receive, any retirement benefits under the Retirement Plan.
      Under the Retirement Plan, the annual retirement benefit to a participant who retires on reaching “Normal Retirement Age,” defined as age 65 with five or more years of service, if paid in the form of a life annuity with a 100% survivor annuity to the participant’s spouse, is equal to:

(i) 66.67 percent of the participant’s average compensation, which is defined as the highest average annual sum of the base salary and cash bonus earned over a consecutive three-year period during the last ten years of employment, multiplied by

(ii) a fraction (not exceeding one) the numerator of which is the number of a participant’s years of service and the denominator of which is 15.
For some participants, including Mr. Hart, this retirement benefit is reduced by the actuarial equivalent of earlier benefit payments. Base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years, and the cash bonus is the amount of the cash bonus earned under the 2005 MIP or predecessor or successor plan reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as earned in respect of the relevant years. The Retirement Plan’s benefit formula contains a factor which will reduce a married participant’s benefit payments to the extent that a participant is older than his or her spouse.

      If a participant becomes totally disabled prior to retirement, then for the period of total disability the participant is treated as earning annual base salary in an amount which is equal to his or her annual base salary at the time of disability, and the participant is treated as earning annual bonuses in an amount which is equal to the highest average of bonuses the participant earned over the three consecutive calendar years in the last 10 years prior to the disability, with each amount adjusted annually for inflation. Further, a participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including for purposes of determining his or her years of service.
      A participant who has terminated employment may start to receive benefits under the Retirement Plan as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to Normal Retirement Age. A participant who terminated employment with us after reaching age 55 and completing at least 20 years of service, or after reaching age 60 and completing at least 10 years of service, will have a smaller reduction than a participant who terminated employment prior to reaching such age or completing such number of years of service, and therefore has a subsidized early retirement benefit. The benefit payable to a participant who retires after Normal Retirement Age is increased to the greater of (i) the benefit taking into account salary increases and bonuses paid and additional years of service through the actual date of retirement or (ii) the benefit that would have been payable at Normal Retirement Age, actuarially increased to reflect the passage of time since Normal Retirement Age. For all purposes of the Retirement Plan, a participant’s years of service are the number of years, including a fraction thereof, included in the period which starts on the date he or she becomes a participant, and which ends on the date his or her employment with us terminates.
      During 2006, the Retirement Plan was amended and restated to adopt the benefit formula summarized above and in a number of other respects, including to eliminate a certain tax gross-up, to require longer service for subsidized early retirement benefits, to eliminate an actuarial subsidy for lump sum payouts and to require a minimum period of service for all benefits.
      Since, as of December 31, 2006, Mr. Hart was age 62 and had 17 years of credited service, he could have retired and begun to receive a subsidized early retirement benefit as of that date. Further, since, as of December 31, 2006, Mr. Slattery was age 55 and had 5 years of credited service, he could have retired and begun to receive his retirement benefit under the Retirement Plan, actuarially reduced with no early retirement subsidy, as of that date. Since, as of December 31, 2006, Messrs. Hicks, Gorham and Borrelli were under age 55, none would have been eligible to begin to receive their retirement benefit if they had retired as of that date. As such, if the Named Executive Officers had retired on December 31, 2006, and received a lump sum payment of their benefits computed as of that date, the lump sum payments would be: Mr. Hart, $1,581,838 ($210,817 without the extra five years of credited service); Mr. Slattery, $2,069,004; and Mr. Hicks, Mr. Gorham and Mr. Borrelli $0, since they would not yet have 5 years of service.
Nonqualified Deferred Compensation

			Aggregate
	Executive	Registrant	Earnings	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Aggregate
	in Last	in Last	Fiscal Year	Distributions	Balance at Last
Name	Fiscal Year	Fiscal Year	(1)	(2)	Fiscal Year End

Weston M. Hicks	—	$120,000	$30,057	$1,740	$481,668
Roger B. Gorham	—	$73,250	$7,120	$1,062	$141,469
Robert M. Hart	—	$76,384	$66,758	$1,108	$954,157
James P. Slattery	—	$67,392	$39,841	$977	$356,108
Jerry G. Borrelli	—	$37,568	$948	$545	$37,972

(1)	With respect to Messrs. Hicks, Gorham, Hart and Borrelli, amounts represent interest earned on amounts credited to their savings benefit accounts during 2006. With respect to Mr. Slattery, amount represents interest earned, as well as appreciation and earnings on his common stock account during 2006.

(2)	Represents distribution for tax purposes.
      Alleghany’s Deferred Compensation Plan, the “Plan” was established in January 1982, and, as amended, provides for unfunded deferred compensation arrangements for Alleghany officers and directors, as well as a savings benefit for officers of Alleghany. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Plan generally apply to amounts that were earned and vested under the Plan as of December 31, 2004. Amounts earned and vested on or after January 1, 2005 are subject to the requirements of Section 409A of the Code. The Plan will be timely amended to reflect the requirements of Section 409A of the Code with respect to such amounts.

Savings Benefit Provisions
      Under the Plan, Alleghany credits a book reserve account in an amount equal to 3.75% of the base annual salary (excluding bonuses, commissions and severance pay) of each officer who is a participant each calendar quarter, resulting in an annual credit of 15% of a participant’s base annual salary. Each participant may elect to have those amounts credited to a “Prime Rate Account” or a “Common Stock Account.” In general, amounts credited to either account are paid to a participant in a lump sum at the conclusion of the five-year savings benefit deferral period, or if earlier, upon the date of a participant’s termination of employment with Alleghany, subject to adjustment in the discretion of Alleghany’s President and chief executive officer. A participant, however, may defer payment of all or a portion of the amounts otherwise payable to him, including as a result of successive deferrals, at the conclusion of each five year savings benefit deferral period until completion of the next succeeding savings benefit deferral period or, if earlier, until the date of the participant’s termination with Alleghany.
Prime Rate Accounts
      Amounts credited to a Prime Rate Account are, while held in such Prime Rate Account, deemed to earn interest at the prime rate compounded on an annual basis and credited to the Prime Rate Account on December 31st of each year or, if earlier, on the date of transfer or payment of amounts out of such Prime Rate Account.
      The “prime rate” for purposes of the Plan mean the rate of interest announced by Wachovia Bank, N.A. as its prime rate at the close of the last business day of each month, which rate shall be deemed to remain in effect through the last business day of the next month. Currently, each of Messrs. Hicks, Gorham, Hart and Borrelli has elected to have his savings benefits credited to a Prime Rate Account.
Common Stock Accounts
      Amounts credited to a Common Stock Account, while held in such Common Stock Account, reflect the investment experience which the account would have had if the amounts had been invested (without commissions or other transaction expenses) and held in whole or fractional shares of common stock during the five-year saving benefit deferral period. Common Stock Accounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock during the saving benefit deferral period. Dividends and other distributions are automatically credited to the Common Stock Account at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the New York Stock Exchange Consolidated Tape. Currently, Mr. Slattery has elected to have his savings benefit credited to a Common Stock Account.
Compensation Deferral Provisions
      The Plan provides that Alleghany officers and directors may enter into deferred compensation agreements with Alleghany that provide for deferral a participant’s compensation. Deferred amounts are credited, at the election of the officer or director, to a Prime Rate Account or Common Stock Account. Each deferred compensation agreement sets forth the terms for payment in cash of amounts attributable to any such deferred compensation. Payment of the deferred compensation may be made in a lump sum or in annual installments. The Board may direct that payment to a participant of deferred compensation amounts occur prior to the time designated by a participant.
STOCKHOLDER NOMINATIONS AND PROPOSALS
      Alleghany’s By-laws, which are available on Alleghany’s website at www.alleghany.com, require that Alleghany be furnished with written notice with respect to

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board, and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.
In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices.
      In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at Alleghany’s 2008 Annual Meeting of Stockholders must be received by the Secretary of Alleghany by November 13, 2007 in order for the proposal to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2008 Annual Meeting, scheduled for Friday, April 25, 2008.

ADDITIONAL INFORMATION
      At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of Alleghany or by appearance at the 2007 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2007 Annual Meeting.
      Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons, at Alleghany’s expense. Alleghany has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $9,000 plus expenses.

By order of the Board of Directors

ROBERT M. HART
Senior Vice President, General Counsel
and Secretary
March 14, 2007

EXHIBIT A
ALLEGHANY CORPORATION
2007 LONG-TERM INCENTIVE PLAN
      1.  PURPOSES OF THE PLAN. The purposes of the Alleghany Corporation 2007 Long-Term Incentive Plan (the “Plan”) are to further the long-term growth of Alleghany Corporation (the “Corporation”), to the benefit of its stockholders, by providing incentives to the officers and other employees of the Corporation and its subsidiaries who will be largely responsible for such growth, and to assist the Corporation in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The Plan permits the Corporation to provide equity-based incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units and phantom stock, as well as other types of equity-based incentive compensation.
      2.  ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”). No member of the Committee, during the one year period prior to such membership or during such membership, shall be granted or awarded equity securities pursuant to the Plan or any other plan of the Corporation or any of its affiliates, except as permitted by Rule 16b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934, as amended, as such Rule may be amended from time to time. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the employees to participate in the Plan, to determine the type, size and terms of awards to be made to each participant selected, and to determine the time or times when awards will be granted or paid. The Committee’s interpretation of the Plan or of any awards granted thereunder shall be final and binding on all parties concerned, including the Corporation and any participant. The Committee shall have authority, subject to the provisions of the Plan, to establish, adopt and revise such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan.
      3.  PARTICIPATION. Participants in the Plan shall be selected by the Committee from among the employees of the Corporation and its subsidiaries. The term “employee” shall mean any person (including any officer) employed by the Corporation or a subsidiary on a salaried basis. The term “subsidiary” shall mean any corporation, partnership or limited liability company, a majority of the total combined voting power of whose stock or other equity interests is beneficially owned, directly or indirectly, by the Corporation. Participants may receive multiple awards under the Plan.

      4.  AWARDS.
      (a)  Types. Awards under the Plan may include, but need not be limited to, cash and/or shares of the Corporation’s common stock, $1.00 par value (“Common Stock”), rights to receive cash and/or shares of Common Stock, stock appreciation rights, options (“Options”) to purchase shares of Common Stock, including options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), and options not intended so to qualify. The Committee may also make any other type of award deemed by it to be consistent with the purposes of the Plan.
      (b)  Certain Qualifying Awards. The Committee, in its sole discretion, may grant an award to any participant with the intent that such award qualifies as “performance-based compensation” under Section 162(m) of the Code (a “Qualifying Award”). The right to receive (or retain) any award granted as a Qualifying Award (other than an Option or a stock appreciation right granted at Fair Market Value) shall be conditional upon the achievement of performance goals established by the Committee in writing at the time such award is granted. Such performance goals, which may vary from participant to participant and award to award, shall be based upon the attainment of specific amounts of, or increases in, one or more of the following: revenues, operating income, cash flow, management of expenses, loss reserves and loss adjustment expense reserves, underwriting expenses, income before income taxes, net income, earnings per share, net worth, stockholders’ equity, return on equity or assets or total return to stockholders, whether applicable to the Corporation or any relevant subsidiary or business unit or entity in which the Corporation has a significant investment, or any combination thereof as the Committee may deem appropriate. Prior to the payment of any award granted as a Qualifying Award, the Committee shall certify in writing that the performance goals were satisfied. The maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any participant in any calendar year shall be 50,000 shares of Common Stock, subject to adjustment as provided in Section 7(a) hereof.
      (c)  Time and Deferral of Payments. At the time the Committee grants each award under the Plan, the Committee shall specify in writing the time (which time may be a specific date or event, or the time of satisfaction of any performance goals or other condition imposed by the Committee) of the payment of the award. In awarding any right to receive cash and/or shares of Common Stock, the Committee may also specify that the payment of all or any portion of such cash and/or shares of Common Stock may at the election of the participant be deferred until a later date. Deferrals shall be for such periods and upon such other terms as the Committee may determine, all of which terms (including the amount (or method for determining the amount) of the deferrals payable, the time when such deferrals shall be payable and the terms and conditions of, and any limitations on changes to, such elections) shall be set forth in the award agreement, which terms and any changes to such terms, shall comply with the requirements of Section 409A of the Code and, in the case of any Qualifying Award, shall comply with the requirements of Section 162(m) of the Code.
      (d)  Vesting, Other Performance Requirements and Forfeiture. In awarding any Options or any rights to receive cash and/or shares of Common Stock (including Qualifying Awards), the Committee (i) may specify that the right to exercise such Options or the right to receive payment of such cash and/or shares of Common Stock shall be conditional upon the fulfillment of specified conditions, including, without limitation, completion of specified periods of service in the employ of the Corporation or its subsidiaries, and the achievement of specified business and/or personal performance goals, and (ii) may provide for the forfeiture of all or any portion of any such Options or rights in specified circumstances. The Committee may also specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined and may waive or modify any such performance goals or conditions.
      (e)  Agreements. Any award under the Plan may, in the Committee’s discretion, be evidenced by an agreement at the time of grant of the award or thereafter, which, subject to the provisions of the Plan, may contain such terms and conditions as may be approved by the Committee, and shall be executed by an officer on behalf of the Corporation; provided that in the event that payment of any award may be deferred as provided in Section 4(c) hereof, the award must be evidenced by an award agreement.
      5.  SHARES OF STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 7(a) hereof, the number of shares of Common Stock which may be paid to participants under the Plan and/or purchased pursuant to Options granted under the Plan shall not exceed an aggregate of 300,000 shares. For this purpose, awards based upon, or measured by, the value or changes in the value of shares of Common Stock (whether paid in cash or shares of Common Stock), any shares of Common Stock retained by the Corporation in satisfaction of the participant’s obligation for withholding taxes, and shares of Common Stock not issued as a result of a net exercise of an Option shall be treated as shares of Common Stock paid to participants. If any award shall be forfeited or otherwise terminates (in whole or in part) or an Option shall expire or terminate unexercised, the shares of Common Stock covered thereby shall remain available under the Plan for payment to participants. Shares to be delivered or purchased under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation as treasury shares. Any shares of Common Stock issued by the Corporation through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of shares available for delivery under the Plan.
      6.  OPTIONS.
      (a)  Term of Options. The term of any Option shall be determined by the Committee, but in no event shall any Option be exercisable more than ten years after the date on which it was granted. The Committee may grant options intended to qualify as incentive stock options under Section 422 of the Code, and Options not intended so to qualify; provided, however, that Options intended to qualify as incentive stock options may only be granted to employees of the Corporation and any subsidiary corporation (within the meaning of Section 424(f) of the Code).
      (b)  Option Price; Fair Market Value. The price (“Option Price”) at which shares of Common Stock may be purchased pursuant to any Option shall be determined by the Committee at the time the Option is granted, but in no event shall the Option Price be less than 100 percent of the Fair Market Value of such shares on the date the Option is granted. For purposes of the Plan, Fair Market Value is the closing sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then Fair Market Value is the weighted average of the closing sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded.
      (c)  Payment Upon Exercise. Upon exercise of an Option, the Option Price shall be payable to the Corporation in cash, or, at the discretion of the Committee, in shares of Common Stock valued at the Fair Market Value thereof on the date of payment, or in a combination of cash and shares of Common Stock.
      (d)  Surrender of Options. The Corporation may, if the Committee so determines, accept the surrender by a participant, or the personal representative of a participant, of an Option, in consideration of a payment by the Corporation equal to the difference obtained by subtracting the aggregate Option Price from the aggregate Fair Market Value of the Common Stock covered by the Option on the date of such surrender, such payment to be in cash, or, if the Committee so provides, in shares of Common Stock valued at Fair Market Value on the date of such surrender, or partly in shares of Common Stock and partly in cash.
      7.  DILUTION AND OTHER ADJUSTMENTS.
      (a)  Changes in Capital Structure. In the event of any corporate transaction involving the Corporation (including, without limitation, any subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger, consolidation, extraordinary cash or other distributions, stock repurchases or redemption at prices in excess of book value per share, stock issuances or sales at prices less than book value per share or sale, lease or transfer of substantially all of the assets of the Corporation or other event similar in type or effect to an event herein listed), the Board of Directors of the Corporation shall make such equitable adjustments as it may deem appropriate in the Plan and the awards thereunder, including, without limitation, an adjustment in the total number of shares of Common Stock which may thereafter be delivered or purchased under the Plan, in the maximum number of shares of Common Stock with respect to which awards may be granted to any participant in any year under Section 4(b) hereof and in any performance goals. Agreements evidencing Options may include such provisions as the Committee may deem appropriate with respect to the adjustments to be made to the terms of such Options upon the occurrence of any of the foregoing events.
      (b)  Tender Offers and Exchange Offers. In the event of any tender offer or exchange offer, by any person other than the Corporation, for shares of Common Stock, the Committee may make such adjustments in outstanding awards and authorize such further action as it may deem appropriate to enable the recipients of outstanding awards to avail themselves of the benefits of such offer, including, without limitation, acceleration of the exercise date of outstanding Options so that they become immediately exercisable in whole or in part, or offering to acquire all or any portion of specified categories of Options for a price determined pursuant to Section 6(d) hereof, or acceleration of the payment of outstanding awards payable, in whole or in part, in shares of Common Stock.
      (c)  Limits on Discretion to Make Adjustments. Notwithstanding any provision of this Section 7 to the contrary, no adjustment shall be made in any outstanding Qualifying Awards to the extent that such adjustment would adversely affect the status of that Qualifying Award as “performance-based compensation” under Section 162(m) of the Code.
      8.  MISCELLANEOUS PROVISIONS.
      (a)  Right to Awards. No employee or other person shall have any claim or right to be granted any award under the Plan.
      (b)  Rights as Stockholders. A participant shall have no rights as a holder of Common Stock by reason of awards under the Plan, unless and until certificates for shares of Common Stock are issued to the participant.

      (c)  No Assurance of Employment. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any subsidiary.
      (d)  Costs and Expenses. All costs and expenses incurred in administering the Plan shall be borne by the Corporation.
      (e)  Unfunded Plan. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund nor to make any other segregation of assets to assure the payment of any award under the Plan.
      (f)  Withholding Taxes. The Corporation shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and, with respect to awards paid in stock, to require the payment (through withholding from the participant’s salary or otherwise) of any such taxes, but the Committee may make such arrangements for the payment of such taxes as the Committee in its discretion shall determine, including payment with shares of Common Stock (including net payments of awards paid in Common Stock).
      (g)  Limits on Transferability. No awards under the Plan nor any rights or interests therein shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a participant to, any party, other than the Corporation or any subsidiary, nor shall such awards or any rights or interests therein be assignable or transferable by the recipient thereof except, in the event of the recipient’s death, to his designated beneficiary as hereinafter provided, or by will or the laws of descent and distribution. During the lifetime of the recipient, awards under the Plan requiring exercise shall be exercisable only by such recipient or by the guardian or legal representative of such recipient. Notwithstanding the foregoing, the Committee may, in its discretion, provide that awards granted pursuant to the Plan (other than an option granted as an incentive stock option) be transferable, without consideration, to a participant’s immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may impose such terms and conditions on such transferability as it may deem appropriate.
      (h)  Beneficiary. Any payments on account of awards under the Plan to a deceased participant shall be paid to such beneficiary as has been designated by the participant in writing to the Secretary of the Corporation or, in the absence of such designation, according to the participant’s will or the laws of descent and distribution.
      (i)  Nature of Benefits. Awards under the Plan, and payments made pursuant thereto, are not a part of salary or base compensation.

      (j)  Compliance with Legal Requirements. The obligation of the Corporation to issue or deliver shares of Common Stock upon exercise of Options or otherwise shall be subject to satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Corporation shall endeavor to satisfy all such requirements in such a manner as to permit at all times the exercise of all outstanding Options in accordance with their terms, and to permit the issuance and delivery of shares of Common Stock whenever provided for by the terms of any award made under the Plan.
      9.  AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors of the Corporation, without the consent of any participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan; and provided, further, that no amendment, without approval of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 7 hereof), (ii) extend the period during which awards may be granted under the Plan, (iii) increase the maximum term for which Options may be issued under the Plan, (iv) decrease the minimum Option Price at which Options may be issued under the Plan, or (v) materially modify the requirements for eligibility to participate in the Plan. With the consent of the participants affected, the Committee may amend outstanding agreements evidencing awards under the Plan, and may amend the terms of awards not evidenced by such agreements, in any manner not inconsistent with the terms of the Plan.
      10.  EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective when approved at the annual meeting of stockholders (the “Annual Meeting”) by a majority of the voting power of the Voting Stock (all as defined in the Corporation’s Restated Certificate of Incorporation) present in person or represented by proxy and entitled to vote at such Annual Meeting. The Plan shall terminate on the date of the Annual Meeting in 2012, unless sooner terminated by action of the Board of Directors of the Corporation. No award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any award then outstanding.
      11.  LAW GOVERNING. The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of New York, but without regard to the conflict laws of the State of New York except to the extent that such conflict laws require application of the laws of the State of Delaware.

     Alleghany Corporation

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Alleghany Corporation - Annual Meeting Proxy Card

1 Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 - Allan P. Kirby, Jr.	[ ]	[ ]	02 - Thomas S. Johnson	[ ]	[ ]	03 - James F. Will	[ ]	[ ]
2 Approval of 2007 Long-Term Incentive Plan — The Board of Directors recommends a vote FOR the following proposal.

Proposal to approve the 2007 Long-Term Incentive Plan of Alleghany Corporation.	For [ ]	Against [ ]	Abstain [ ]
3 Ratification of Independent Registered Public Accounting Firm — The Board of Directors recommends a vote FOR the following proposal.

Ratification of KPMG LLP as Alleghany Corporation’s independent registered public accounting firm for the year 2007.	For [ ]	Against [ ]	Abstain [ ]
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.
Change of Name or Address — Please print your new name or address below.

Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below.
Please sign exactly as your name or names appear hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.	Date (mm/dd/yyyy) – Please print date below.

/        /
2007

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
ALLEGHANY CORPORATION

PROXY FOR ANNUAL MEETING ON APRIL 27, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John J. Burns, Jr., Weston M. Hicks and Robert M. Hart proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the Harvard Club of New York City, 35 West 44th Street, New York, New York, on Friday, April 27, 2007 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.
IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE